Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of

July 15, 2026

by and among

STARCO BRANDS, INC.,

STARCO Manufacturing, LLC,

custom foods, LLC

and

CUSTOM FOODS HOLDINGS, LLC

-i-

4.18	Real Property; Assets	40
4.19	FDA; Product Liability.	42
4.20	Absence of Changes	43
4.21	Affiliate Agreements	46
4.22	Internal Controls	46
4.23	Permits	46
4.24	Privacy and Data Security	47
4.25	Inventory	48
4.26	Accounts Receivable	48
4.27	Customers and Suppliers.	48
4.28	No Additional Representations and Warranties	49
4.29	No Reliance	49

Article V REPRESENTATIONS AND WARRANTIES OF SELLER		49
5.01	Organization and Qualifications; Subsidiaries	50
5.02	Due Authorization	50
5.03	No Conflict; Consents	50
5.04	Governmental Authorities; Consents	51
5.05	Litigation and Actions	51
5.06	Title to Interests	51
5.07	Brokers’ Fees	51
5.08	No Other Representations or Warranties	52
5.09	No Reliance	52

Article VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT		53
6.01	Organization and Qualifications; Subsidiaries	53
6.02	Due Authorization	53
6.03	No Conflict; Consents	54
6.04	Litigation and Actions	54
6.05	Brokers’ Fees	55
6.06	Parent Guaranty	55
6.07	Financial Capacity	55
6.08	No Other Representations or Warranties	55
6.09	No Reliance	56

-ii-

Article VII COVENANTS		56
7.01	Regulatory Approvals	56
7.02	Public Announcements	57
7.03	Form 8-K Filings	57
7.04	Tax Matters.	57
7.05	Tail Coverage	59
7.06	R&W Insurance	59
7.07	Management Options	59
7.08	Data Room	59
7.09	Release.	60
7.10	Wrong Pockets; Books and Records	61
7.11	Confidentiality.	61

Article VIII INDEMNIFICATION		62
8.01	Survival	62
8.02	Indemnification By Seller	62
8.03	Indemnification By Acquiror	63
8.04	Certain Limitations	63
8.05	Indemnification Procedures	64
8.06	Tax Treatment of Indemnification Payments	66
8.07	Effect of Investigation	66
8.08	Setoff	66
8.09	Exclusive Remedies	67

-iii-

Article IX MISCELLANEOUS		67
9.01	Notices	67
9.02	Annexes, Exhibits and Schedules	68
9.03	Expenses	68
9.04	Assignment; Successors and Assigns; No Third-Party Rights	69
9.05	Governing Law; Jurisdiction	69
9.06	Waiver of Jury Trial	69
9.07	Titles and Headings	70
9.08	Counterparts	70
9.09	Entire Agreement	70
9.10	Severability	70
9.11	Specific Performance	70
9.12	Amendments	70
9.13	Waiver	71
9.14	No Recourse	71

Exhibits

Exhibit 3.02(a)	Closing Date Indebtedness Statement
Exhibit 3.02(b)	Closing Date Expense Statement
Exhibit 7.04(c)	Methodology for Purchase Price Allocation

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 15, 2026 (the “Effective Date”), is entered into by and among Starco Brands, Inc., a Nevada corporation (“Parent”), Starco Manufacturing, LLC, a Nevada limited liability company (“Acquiror”), Custom Foods, LLC, a Delaware limited liability company (the “Company”), and Custom Foods Holdings, LLC, a Delaware limited liability company (“Seller”) as the sole member of the Company. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a newly formed, wholly-owned and direct subsidiary of Parent, has had and currently has no operations and was formed for the sole purpose of acquiring the Company;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror will acquire all of the outstanding limited liability company interests of the Company (the “Interests”) from Seller in exchange for the Purchase Price (as defined below);

WHEREAS, the board of directors of Acquiror has (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions and determined that it is in the best interests of Acquiror and its sole member to enter into this Agreement and the Ancillary Agreements to which it is or will be party, and (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions;

WHEREAS, Parent, as the sole member of Acquiror has unanimously (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions and determined that it is in the best interests of Acquiror and its sole member to enter into this Agreement and the Ancillary Agreements to which it is or will be party; and (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions;

WHEREAS, the Seller, as the manager and sole member of the Company, has (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions and determined that it is in the best interests of the Company and its sole member to enter into this Agreement and the Ancillary Agreements to which it is or will be party, and (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (collectively, the “Company Approvals”); and

WHEREAS, the board of managers of Seller and LBC Small Cap SBIC, L.P. have (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions and determined that it is in the best interests of the Company and its sole member to enter into this Agreement and the Ancillary Agreements to which it is or will be party, and (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (collectively, the “Seller Approvals” and together with the Company Approvals, the “Seller Party Approvals”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Acquiror, the Company, and Seller agree as follows:

Article I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Expert” means Richter Consulting Inc. or, if such firm is not substantially independent of the parties hereto or is unwilling or unable to serve, such other independent accounting firm of nationally recognized standing as agreed between Seller and Acquiror that is not at the time it is to be engaged hereunder rendering services to any party hereto (or Affiliate thereof), and has not done so within the two (2) year period prior thereto.

“Accounts Receivable” means all accounts or notes receivable held by a Person.

“Accrued Taxes” means, without duplication, an amount equal to the sum (which may not be less than zero in the aggregate or in respect of any jurisdiction) of (A) the aggregate liability for unpaid Taxes of the Company Entities for or with respect to any Pre-Closing Tax Period, plus (B) Twenty Thousand Dollars ($20,000); provided, that the amount of such Taxes shall be calculated (a) by taking into account any estimated or other prepaid Tax payments or Tax credits only to the extent that such payments or credits can be used under applicable Law to actually reduce (not below zero) the particular Tax in respect of which such payments were made or credits relate, (b) by excluding all deferred Tax assets and liabilities, and (c) with respect to any Straddle Period, by assuming that the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the end of the day on the Closing Date will be: (i) in the case of property taxes and other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the end of the day on the Closing Date.

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of Acquiror or Parent, taken as a whole; provided, that “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented or interpretations thereof, or changes in accounting requirements or principles, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries, markets or geographical areas in which Acquiror or Parent operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including to the extent caused by or resulting from the COVID-19 pandemic and any actual or potential sequester, stoppage, shutdown, lockdown, default or similar event or occurrence by or involving any Governmental Authority in connection with or resulting from the COVID-19 pandemic), (vi) any failure of Acquiror to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of the Company; or (viii) the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 6.02 or Section 6.03); provided further, however, that any event, development, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on the Acquiror or Parent as compared to other similarly situated companies. For the avoidance of doubt, an “Acquiror Material Adverse Effect” shall be measured only against past performance of the Acquiror or Parent, and not against any forward-looking statements, projections or forecasts of Acquiror or Parent or any other Person.

“Action” means any claim, action, cause of action, lawsuit, arbitration, notice of violation, proceeding, litigation, subpoena, or investigation by a Governmental Authority, in each case, whether civil, criminal, administrative or regulatory, and whether at Law or in equity.

“Actual Net Revenue” has the meaning set forth in Section 3.05(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means any certificates, agreements, instruments and documents contemplated to be delivered and executed in connection with the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Base Business” means the Business as conducted and in existence as of immediately prior to the Closing. The Base Business shall not include any businesses, products, product lines, customers, or operations added, acquired, developed, introduced, or commercialized by Acquiror or any of its Affiliates after the Closing Date that both (a) were not part of the Business as conducted immediately prior to the Closing and (b) are not a Product or Pipeline Product.

“Benefit Plan” means each (i) “employee benefit plan,” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, restricted stock, stock option, stock appreciation right, phantom equity, other equity-based, severance, salary continuation, supplemental unemployment, termination, transaction or stay bonus, change-of-control, health, dental, life, disability, group insurance, vacation, holiday, sick pay and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), in any case (a) to which any Company Entity is party, (b) sponsored, maintained, contributed to, or required to be contributed to, by any Company Entity for the benefit of any current or former employee, director, officer or individual independent contractor of a Company Entity, or (c) under which any Company Entity has any Liability, including on account of any ERISA Affiliate.

“Business” means the business of the Company Entities collectively, as conducted presently, including the development, blending, manufacture, production, processing, formulation, packaging, co-packaging, labeling, marketing, sale, and distribution of the Products and Pipeline Products, whether under proprietary brands, private label or store brand arrangements, or contract manufacturing or co-packing programs, through all Customer Channels served by the Company Entities; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively, as conducted presently.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Cap” has the meaning set forth in Section 8.03.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means cash, other than cash that is legally restricted from use by the Company Entities pursuant to applicable Law or a written Contract with a third party (including any security deposit made pursuant to any lease for Leased Real Property, which shall not be considered Cash and Cash Equivalents) or pledged or held as collateral in escrow or other restricted accounts, on a consolidated basis, less the amounts of any outstanding checks dated prior to the Closing, and drafts and wire transfers processed prior to the Closing, plus the amount of any uncleared checks, wire transfers, and drafts deposited for the account of the Company Entities prior to the Closing, in each case, calculated in accordance with GAAP.

“Change of Control” means any of the following events: (a) any sale, transfer, assignment or other disposition (whether in one transaction or a series of related transactions) by Acquiror or any of its Affiliates of all or substantially all of the equity interests of the Company to any Person or group of Persons (other than Acquiror or an Affiliate of Acquiror); (b) any sale, transfer, assignment or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of Persons (other than Acquiror or an Affiliate of Acquiror); or (c) any merger, consolidation, recapitalization or other business combination involving the Company following which the equityholders of Acquiror as of immediately prior to such transaction collectively hold less than fifty percent (50%) of the voting power of the surviving or resulting entity (or its ultimate parent). For purposes of this definition, “group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Change of Control Payments” means the obligations of the Company Entities set forth on the Closing Date Expense Statement and labeled as “Change of Control Payments”.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Indebtedness” means the obligations of the Company Entities set forth on the Closing Date Indebtedness Statement.

“Closing Payment” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Affiliate Agreement” has the meaning set forth in Section 4.21.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the Business.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which any Company Entity is a party.

“Company IP Registrations” means all Owned Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or, in the case of domain names, authorized domain name registrar, in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Company Permits” has the meaning set forth in Section 4.23.

“Company Transaction Expenses” means the obligations of the Company Entities set forth on the Closing Date Expense Statement and labeled as “Company Transaction Expenses”.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, or other binding commitment, in each case, in writing or otherwise legally binding, including all amendments and modifications relating thereto, to which such Person is a party or by which it or any of its assets or properties is bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, derivatives, strains, variants or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Customer Channels” means any customer relationships, distribution arrangements, supply agreements, broker arrangements, and sales channels of any Company Entity, including relationships with national and regional retailers, specialty and natural food retailers, club stores, mass merchandisers, foodservice distributors, wholesale distributors, e-commerce and direct-to-consumer platforms, and any other retail, wholesale or distribution channels, through which Products are sold or distributed.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Earn-Out Statement Deadline” has the meaning set forth in Section 3.05(a).

“Effective Date” has the meaning set forth in the Preamble.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (A) relating to pollution (or the cleanup or prevention thereof) or the protection of natural resources, endangered or threatened species, human health or safety, product safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (B) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, release, emission, transportation, processing, production, disposal or remediation of any hazardous or toxic material, substance, or waste, including polychlorinated biphenyls (PCBs), asbestos, petroleum and petroleum-derived substances, toxic mold, urea-formaldehyde, and radon and other radioactive substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414(b) or (c) of the Code (or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code) or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning set forth in Section 4.06.

“Fraud” means intentional (and not constructive) fraud under Delaware common law.

“GAAP” means United States generally accepted accounting principles, as of the applicable time, then in effect and consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, commission, board, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Gross Revenue” means, for any applicable measurement period, all revenue received or receivable from or through (a) the sale, distribution, or licensing of any and all Products and Pipeline Products and (b) the operation of the Business, including trade promotion income, slotting fee recoveries, co-operative advertising reimbursements, commodity hedging gains, contract manufacturing and co-packing fees, and any royalties, license fees, or other payments received in connection with the Products or Pipeline Products, in each case of the foregoing clauses (a) and (b), whether directly or through brokers, distributors, or other intermediaries.

“Indebtedness” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, including from any government stimulus liabilities, such as the PPP Loan, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (d) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (e) obligations under any Financial Derivative/Hedging Arrangement, (f) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by any Company Entity with respect thereto and plus any increase in workers’ compensation premiums as a result of such payments) payable by the Company Entities, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements, (g) Accrued Taxes, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include (w) liabilities to the extent included in the definition of Change of Control Payments, (x) capital lease obligations, (y) accrued or unearned but unpaid bonuses, commissions, deferred compensation, paid time off, sick leave, or any earned but not yet funded employer contributions with respect to any 401(k) plan maintained by the Company (as determined in a manner consistent with the Company’s historical practices), or unfunded workers’ compensation liabilities, or (z) Taxes (other than as specified in the foregoing clause (f) and (g)).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade and d/b/a names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, social and mobile media identifiers; (c) works of authorship, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interests” has the meaning set forth in the Recitals.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Inventory” means any and all goods, products and other items of the Company, wherever located.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means, with respect to the Company and its Subsidiaries, the actual knowledge of Paul Nelson, Chris Sanchez, Michael Palis and Jonathan Cranford, after reasonable inquiry by such individuals.

“Law” means any law (including common law), statute, ordinance, regulation, Wage Order, rule or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to access, use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Leases” has the meaning set forth in Section 4.18(b).

“Letter of Intent” means the Letter of Intent between the Company and Acquiror, dated June 1, 2026.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, claim, adverse interest, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Losses” means losses, Liabilities, actions, claims, demands, judgments, obligations, damages, Taxes, interest, awards, fines, penalties, costs and expenses (including out-of-pocket legal fees, costs and expenses incurred in investigating, preparing or defending the foregoing) whether or not involving a third party.

“Marie Callender’s Agreement” means (i) the Trademark License Agreement, dated January 1, 1994 (the “Original MC Agreement”), by and between Marie Calendar Pie Shops, Inc. (“MCPSI”), Donald W. Callender, in his individual capacity and as Trustee of the Donald W. Callender Family Trust dated September 14, 1977 (collectively, “Callender”), and International Commissary Corporation (“ICC”), (ii) the Trademark License Agreement, dated March 31, 1997, by and between MCPSI, Callender, Interstate Brands Corporation, and ICC, (iii) the Assignment and Assumption Agreement, dated June 9, 2011, by and between ConAgra Foods RDM, Inc. and MCSPI (“ConAgra”), and (iv) the Sublicense, dated August 31, 2018, by and between ICC and the Company.

“Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of the Company Entities, taken as a whole; provided, that a “Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented or interpretations thereof, or changes in accounting requirements or principles, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries, markets or geographical areas in which the Company Entities operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including to the extent caused by or resulting from the COVID-19 pandemic and any actual or potential sequester, stoppage, shutdown, lockdown, default or similar event or occurrence by or involving any Governmental Authority in connection with or resulting from the COVID-19 pandemic), (vi) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of Acquiror; or (viii) the public announcement, pendency or completion of the Transactions (provided, that this clause (viii) shall not apply to any representation or warranty set forth in Section 4.02, Section 4.03 or Section 4.04); provided further, however, that any event, development, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on the Company Entities as compared to other similarly companies. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company, and not against any forward-looking statements, projections or forecasts of the Company or any other Person.

“Material Contracts” has the meaning set forth in Section 4.12.

“Maximum Earn-Out Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Maximum Net Revenue Target” means $20,430,926.00.

“Methodology” has the meaning set forth in Section 7.04(c).

“Minimum Net Revenue Target” means $18,354,573.00.

“Net Revenue” means, for any applicable measurement period, (a) Gross Revenue less (b) only the following deductions, in each case solely to the extent (A) directly and specifically attributable to the sale of the Products or Pipeline Products by any Company Entity and not allocated from Acquiror’s or any of its Affiliate’s consolidated operations, (B) actually incurred, paid, credited, or accrued during the applicable measurement period, and (C) calculated in accordance with Section 3.05(g):

(i) trade discounts, rebates, promotions, slotting/trade spend, off-invoice items, distributor adjustments, quantity or volume discounts, and early payment discounts, in each case to the extent actually taken by customers and reflected in reduced payments received by such Company Entity, but excluding any discretionary discounts, promotional pricing, or price concessions offered, implemented, or expanded by Acquiror or any of its Affiliates after the Closing Date to the extent such discounts, promotional pricing, or price concessions exceed the levels in effect during the twelve (12)-month period immediately preceding the Closing Date, measured on a per-unit and per-product-line basis;

(ii) credits and allowances for Products or Pipeline Products actually returned by customers, provided that such returns are processed in accordance with the Company’s return policies as in effect on the Closing Date and are not attributable to recalls, quality failures, or delivery errors in respect of any Product or Pipeline Product caused by Acquiror or any of its Affiliates;

(iii) sales taxes, value-added taxes, excise taxes, and similar taxes, in each case solely to the extent imposed directly on the sale of the Products and collected from customers on behalf of a Governmental Authority, but excluding any income taxes, franchise taxes, or other Taxes imposed on the Company, Acquiror, or any of their respective Affiliates; and

(iv) freight, shipping, and delivery charges, solely to the extent (i) separately invoiced to and collected from customers, (ii) passed through on a dollar-for-dollar basis to third-party carriers, and (iii) not included as a component of the selling price for any Product or Pipeline Product.

Notwithstanding the foregoing, Net Revenue shall not be reduced by the following: (I) any cost of goods sold, manufacturing costs, ingredient costs, packaging costs, warehousing costs, distribution center costs, or other costs of production; (II) any selling, general, and administrative expenses, marketing expenses, broker commissions, or slotting fees or trade spend paid to retailers; (III) any reserves, provisions, or accruals for doubtful accounts, bad debts, or uncollectible receivables; (IV) any intercompany charges, management fees, overhead allocations, shared services fees, or similar charges imposed by Acquiror or any of its Affiliates; (V) any restructuring charges, integration costs, or one-time charges of any kind; (VI) any impairment charges or write-downs of inventory, goodwill, or other assets; and (VII) any other deductions not expressly enumerated in clauses (i) through (iv) above.

“Non-Disclosure Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of December 2, 2025, by and between Parent and the Company (acting through its agent, Craig-Hallum Capital Group, LLC).

“Organizational Documents” has the meaning set forth in Section 4.01.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and (B) that relate to amounts not yet delinquent, (ii) statutory Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in the Financial Statements, and (iii) Liens described on Schedule 1.01(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Pipeline Products” means any product or product line that has been sold, marketed or offered by or on behalf of any Company Entity at any time during the five (5)-year period ending on the Closing Date or is being sold, marketed or offered as of immediately prior to the Closing, in each case, to an existing customer as of immediately prior to the Closing (an “Existing Customer”). For the avoidance of doubt, revenue from (a) any business that is not included within the Base Business, (b) products that are not Products or otherwise described in the immediately preceding sentence, or (c) customers added by Acquiror after the Closing that are not Existing Customers will be excluded from the calculation of Actual Net Revenue for purposes of Section 3.05(b).

“PPP” means the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith.

“PPP Loan” means that certain loan made to the Company under the PPP, in the original principal amount of $1,120,935.00 and administered by KeyBank, bearing SBA Loan Number 5709277103

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Press Release” has the meaning set forth in Section 7.03.

“Products” means the food products developed, prepared, manufactured, produced, processed, formulated, bottled, blended, packaged, labeled, stored, marketed, sold or made available for sale, or distributed by or on behalf of any Company Entity or any predecessor thereof in connection with the Business, whether sold under proprietary brands, private label arrangements, contract manufacturing programs, co-packing programs or any other brand or label, and regardless of form, format, size, flavor, variety, or packaging configuration, including all dry food products, dry blended food mixes, cornbread and corn muffin mixes, scone mixes, muffin mixes, cake and brownie mixes, pancake and waffle mixes, cookie mixes, ice cream mixes, bread mixes, pound cake mixes, drink mixes, batter and breading mixes, spice and seasoning blends, ingredients, stock-keeping units, product varieties and any other consumable dry mix product, in each case, in existence and commercially available as of immediately prior to the Closing.

“Purchase Price” means (a) the Closing Payment, plus (b) the Earn-Out Payment (if any).

“R&W Policy” means the buy-side representation and warranty insurance policy to be obtained by Acquiror in connection with the transactions contemplated by this Agreement.

“R&W Policy Costs” means any costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions for Acquiror’s broker, Taxes related to such policy, all retentions and other fees and expenses of such policy.

“Regulatory Agencies” means any applicable federal, state, local governmental entity that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale, licensing, or other commercialization relating to any product of Company Entities, including the FDA.

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, representatives, and each of their respective successors and assigns.

“Representative” means, with respect to any Person, any and all members, partners, stockholders, directors, managers, officers, employees, consultants, financial advisors, legal counsel, accountants, lenders, investment bankers and other agents of such Person.

“Review Period” means a period of sixty (60) days after delivery of the Earn-Out Statement.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of Seller, taken as a whole; provided, that “Seller Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented or interpretations thereof, or changes in accounting requirements or principles, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries, markets or geographical areas in which Seller operates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including to the extent caused by or resulting from the COVID-19 pandemic and any actual or potential sequester, stoppage, shutdown, lockdown, default or similar event or occurrence by or involving any Governmental Authority in connection with or resulting from the COVID-19 pandemic), (vi) any failure of Acquiror to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of Acquiror; or (viii) the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 6.02 or Section 6.03); provided further, however, that any event, development, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on Seller as compared to other similarly situated companies. For the avoidance of doubt, a “Seller Material Adverse Effect” shall be measured only against past performance of Seller, and not against any forward-looking statements, projections or forecasts of Seller or any other Person.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Systems” means Software, servers, networking circuits, networks, computer platforms, computers, hardware, databases, telecommunications equipment and all other similar technology infrastructure assets used by the Company Entities in the conduct of the Business.

“Tail Coverage” means the extended reporting endorsement, commonly referred to as “tail coverage,” procured by the Company prior to the Closing for all post-Closing “claims made.”

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat or unclaimed property, sales, use, or other tax, custom, duty, governmental fee, charge or other like assessment in the nature of a tax and imposed by a Governmental Authority, whether disputed or not, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and together with any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by Contract, or otherwise.

“Tax Purchase Price” has the meaning set forth in Section 7.04(c).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tax Sharing Agreement” means any Contract, a primary purpose of which is the sharing or allocation of, or indemnification for, Taxes.

“Transaction Form 8-K” has the meaning set forth in Section 7.03.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the purchase and sale of the Interests.

“Transfer Taxes” has the meaning set forth in Section 7.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Units” means the Interests of the Company designated as units.

“Year-End Financial Statements” has the meaning set forth in Section 4.06(a).

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been uploaded to the Datasite no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished.

(h) References to “$” or “dollars” refer to lawful currency of the United States.

(i) Writing includes typewriting, printing, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(j) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

Article II

PURCHASE AND SALE; CLOSING

2.01 Agreement to Purchase and Sell. Contemporaneously with the execution and delivery of this Agreement and subject to the terms and conditions herein, Seller will sell, transfer and deliver to Acquiror, and Acquiror will purchase and acquire from Seller, all of the Interests, free and clear of any and all Liens other than restrictions on transfer arising pursuant to applicable federal and state securities laws.

2.02 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sklar Kirsh LLP, 1850 Sawtelle Boulevard, Suite 300, Los Angeles, California 90025, at 10:00 a.m., Pacific Time, on the Effective Date; provided, that the Closing shall be treated as having occurred at 12:01 a.m., Pacific Time, on the Closing Date for all purposes under this Agreement; provided that Accrued Taxes will be calculated as of the end of the day on the Closing Date. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Article III

CLOSING PAYMENTS

3.01 Closing Payment. The aggregate cash amount to be paid for the Interests by Acquiror at the Closing (the “Closing Payment”) shall be an amount equal to (a) ten million five hundred thousand Dollars ($10,500,000), less (b) the Maximum Earn-Out Amount, less (c) the aggregate amount of the Closing Date Indebtedness as set forth on the Closing Date Indebtedness Statement, less (d) the aggregate amount of all Change of Control Payments and Company Transaction Expenses as set forth on the Closing Date Expense Statement, plus (e) the aggregate amount of all Cash and Cash Equivalents.

3.02 Closing Date Statements.

(a) Attached hereto as Exhibit 3.02(a) is a statement (the “Closing Date Indebtedness Statement”) that sets forth, by lender, the aggregate amount of each obligation of the Company Entities payable to such lenders that is to be repaid, discharged or satisfied at the Closing.

(b) Attached hereto as Exhibit 3.02(b) is a statement (the “Closing Date Expense Statement”) that sets forth, by payee, the Change of Control Payments and the Company Transaction Expenses.

3.03 Payment of the Closing Payment. At the Closing, Acquiror shall pay or cause to be paid to Seller, to such account(s) as specified by Seller to Acquiror in writing, the Closing Payment by wire transfer of immediately available funds.

3.04 Payment of Other Amounts Payable at the Closing. At the Closing, Acquiror shall:

(a) on behalf of the Company, pay to such account(s) and in such amounts as the Company specifies to Acquiror in the Closing Date Indebtedness Statement, the aggregate amount of the Closing Date Indebtedness by wire transfer of immediately available funds; provided that any Taxes included in Indebtedness shall be retained by Acquiror for payment to the applicable Governmental Authority when due;

(b) on behalf of the Company, pay to such account(s) and in such amounts as the Company specifies to Acquiror pursuant to the Closing Date Expense Statement, the aggregate amount of the Company Transaction Expenses by wire transfer of immediately available funds; and

(c) on behalf of the Company, pay to such account(s) and in such amounts as the Company specifies to Acquiror pursuant to the Closing Date Expense Statement, the aggregate amount of the Change of Control Payments by wire transfer of immediately available funds.

For clarity, it is contemplated that the Closing Date Indebtedness Statement and the Closing Date Expense Statement provides an irrevocable direction by Seller to Acquiror to make certain payments directly to certain third parties (e.g., lenders, investment bankers, attorneys, etc.) for administrative convenience, but that such payments shall be deemed to have been made first to Seller and then subsequently distributed or paid by Seller to such recipients.

3.05 Earn-Out Payment.

(a) Promptly following completion of the Parent’s 2027 year-end audit, but in any event by the earlier of (i) the fifteenth (15th) calendar day after Parent files its Form 10-K Annual Report for the fiscal year 2027 with the Securities and Exchange Commission and (ii) June 30, 2028 (such date the “Earn-Out Statement Deadline”), Acquiror shall, or shall cause the Company to, prepare and deliver to Seller a written statement (the “Earn-Out Statement”) setting forth Acquiror’s proposed calculation of Actual Net Revenue, together with supporting documentation reasonably necessary for Seller’s review of such Earn-Out Statement. If for any reason Acquiror fails to deliver to Seller the Earn-Out Statement prior to the expiration of the Earn-Out Statement Deadline, then Actual Net Revenue shall be finally and conclusively deemed to equal the Maximum Net Revenue Target.

(b) Calculation of Actual Net Revenue. For purposes of this Agreement and the calculation of Actual Net Revenue under this Section 3.05, “Actual Net Revenue” means (i) the Net Revenue achieved in respect of the Base Business for the calendar year ending December 31, 2027 (the “Earn-Out Period”) plus (ii) an amount equal to the Net Revenue attributable to any Product during the Earn-Out Period that is discontinued by any Company Entity, Acquiror or Affiliate thereof during the Earn-Out Period and for which Net Revenue was achieved during the twelve (12)-month period immediately preceding such discontinuations.

(c) During the Review Period, Acquiror shall provide Seller and its representatives with full access, during normal business hours upon reasonable advance notice and in such a manner as to not interfere with the normal conduct of each Company Entity’s operations, to the Company’s accounting and other personnel and to the books and records of the Company to enable Seller to make its own calculation of Actual Net Revenue. If Seller disagrees with Acquiror’s calculation of Actual Net Revenue in the Earn-Out Statement, then Seller shall prepare and deliver to Acquiror a written statement (the “Dispute Statement”) within the Review Period, which Dispute Statement shall set forth Seller’s proposed calculation of Actual Net Revenue, together with supporting documentation reasonably necessary for Acquiror’s review of such Dispute Statement. If Seller does not deliver a Dispute Statement to Acquiror prior to the expiration of the Review Period, then the Actual Net Revenue as set forth on the Earn-Out Statement shall be deemed final for purposes of Section 3.05(e).

(d) Upon delivery of the Dispute Statement, Acquiror and Seller shall promptly endeavor in good faith to resolve their dispute; provided, however, if such dispute remains unresolved after thirty (30) days following delivery of the Dispute Statement, then such dispute shall be submitted for final and binding resolution to the Accounting Expert. Acquiror and Seller shall execute the Accounting Expert’s standard engagement letter as promptly as practicable. Acquiror and Seller shall be permitted to submit their respective calculations of Actual Net Revenue (as set forth in the Earn-Out Statement and Dispute Statement) along with supporting documentation to the Accounting Expert (which submission shall also be concurrently provided to the other party) within five (5) Business Days following the engagement of the Accounting Expert. Within five (5) Business Days following receipt of the other party’s submission, each party may submit to the Accounting Expert (with concurrent copy to the other party) a responsive statement. The Accounting Expert shall be provided with full access, during normal business hours upon reasonable advance notice and in such a manner as to not interfere with the normal conduct of each Company Entity’s operations, to the Company’s accounting and other personnel and to the books and records of the Company to enable the Accounting Expert to make its own calculation of Actual Net Revenue. No discovery shall be permitted, and no arbitration hearing will be held. No party shall have any ex-parte communication with the Accounting Expert relating to its services under or in connection with this Agreement or the Transactions. The Accounting Expert shall act as an expert and not as an arbitrator to determine any dispute contemplated by this Section 3.05(d). The Accounting Expert shall consider the submissions of the parties and shall make its own independent determination of Actual Net Revenue in accordance with the terms of this Agreement, and shall not be limited to the calculations or amounts proposed by either party. The Accounting Expert shall resolve the dispute by delivering to Acquiror and Seller, as promptly as practicable and in any event within thirty (30) days after its engagement, a written report setting forth its calculation of Actual Net Revenue as determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final, binding and non-appealable absent fraud or malfeasance. All fees and expenses of the Accounting Expert incurred in connection with any dispute submitted pursuant to this Section 3.05(d) shall be borne entirely by the party whose proposed determination of Actual Net Revenue is furthest from the Accounting Expert’s final determination. In the event that each party’s proposed determination is equidistant from the Accounting Expert’s final determination, then such fees and expenses shall be borne by Acquiror and Seller equally.

(e) Subject to the terms and conditions of this Section 3.05, if Actual Net Revenue as finally determined is greater than the Minimum Net Revenue Target, then Seller shall be entitled to an earn-out payment (the “Earn-Out Payment”), the amount of which shall be determined as follows:

(i) If Actual Net Revenue is equal to or greater than the Maximum Net Revenue Target, then the Earn-Out Payment shall be an amount equal to the Maximum Earn-Out Amount.

(ii) If Actual Net Revenue is greater than the Minimum Net Revenue Target but less than the Maximum Net Revenue Target, then the Earn-Out Payment shall be an amount equal to the Maximum Earn-Out Amount multiplied by a fraction, the numerator of which is (A) the difference of Actual Net Revenue less the Minimum Net Revenue Target, and the denominator of which is (B) the difference of the Maximum Net Revenue Target less the Minimum Net Revenue Target.

For the avoidance of doubt, if Actual Net Revenue is equal to or less than the Minimum Net Revenue Target, then Seller shall not be entitled to an Earn-Out Payment.

(f) In the event that Seller is entitled to an Earn-Out Payment pursuant to Section 3.05(e), Acquiror shall pay, or cause to be paid, to such account(s) as specified by Seller in writing, the Earn-Out Payment by wire transfer of immediately available funds by the later of (i) May 31, 2028 and (ii) the fifth (5th) Business Day following the final determination of Actual Net Revenue in accordance with this Section 3.05.

(g) Operating and Accounting Procedures of the Company.

(i) Generally. Subject to the terms and conditions of this Agreement, the Ancillary Agreements and the implied covenant of good faith and fair dealing, until such time as the Earn-Out Payment is made to Seller or finally determined to be inapplicable:

(A) Acquiror shall, and shall cause the Company to, operate the Business consistent with past practice and in good faith, including by maintaining sufficient resources, personnel and support consistent with past practice;

(B) in no event shall Acquiror or any Affiliate thereof (and Acquiror shall cause the Company not to) take any action with the intent or purpose of (x) circumventing, avoiding or reducing the obligation to make any Earn-Out Payment, or (y) shifting, deferring, accelerating, reclassifying or re-characterizing revenue, income, expenses or deductions out of or into the Earn-Out Period or out of or into the calculation of Gross Revenue, Net Revenue or Actual Net Revenue in a manner inconsistent with the intent expressed in such definitions, the Company’s historical practices or Section 3.05(g)(ii); and

(C) Acquiror shall ensure the Company maintains books and records to enable the accurate calculation of Actual Net Revenue.

(ii) Accounting Standards. All matters relating to the calculation of Actual Net Revenue shall be calculated in accordance with GAAP as in effect on the Closing Date, applied on a basis consistent with the accounting principles, practices, methodologies, and policies used by the Company in preparing its financial statements for the most recent fiscal year ended immediately prior to the Closing Date.

(iii) Internal Controls. For the duration of the Earn-Out Period, the Company shall maintain a system of internal accounting controls that provide at least the same level of assurance of the items described in clauses (a) and (b) of Section 4.22 as existed as of immediately prior to the Closing.

(h) Failure to Pay Earn-Out Payment. In the event an Earn-Out Payment becomes payable to Seller pursuant to Section 3.05(e) but is not paid or caused to be paid in full by Acquiror when due pursuant to Section 3.05(f) (such unpaid amount, the “Unpaid Amount”):

(i) the Unpaid Amount shall bear interest from the date such Earn-Out Payment was due through and including the date of actual payment at a rate equal to the eight percent (8%) per annum (or, if less, the maximum rate permitted by applicable Law), computed on the basis of a 365-day year and the actual number of days elapsed;

(ii) Acquiror shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Seller in connection with the collection of the Unpaid Amount and accrued interest thereon;

(iii) Parent unconditionally and irrevocably guarantees the payment of the Unpaid Amount and all accrued interest thereon. This guaranty is a guaranty of payment and not of collection. Seller may enforce this guaranty directly against Parent without first pursuing any remedy against Acquiror, the Company or any other Person. Parent’s obligations under this Section 3.05(h)(iii) shall not be released, discharged or otherwise affected by any reorganization, merger, consolidation, dissolution or other change in the corporate structure of Acquiror, the Company or Parent;

(iv) Seller shall be entitled to seek specific performance and injunctive relief to enforce Acquiror’s obligation to pay the Unpaid Amount without the necessity of proving actual damages, posting any bond or other security, or establishing the inadequacy of monetary damages, and such right shall be in addition to (and not in lieu of) any other rights or remedies available to Seller at law or in equity; and

(v) nothing in this Section 3.05(h) shall limit, restrict or otherwise affect any right or remedy that Seller may have under this Agreement, at law or in equity with respect to any breach by Acquiror of its obligations under this Section 3.05.

(i) Change of Control. In the event that the Company enters into a Change of Control prior to the expiration of the Earn-Out Period, (A) Acquiror (or its applicable Affiliate) shall promptly notify Seller of such Change of Control, and (B) the Earn-Out Payment shall be deemed earned in full at the Maximum Earn-Out Amount and shall be immediately due and payable to Seller simultaneously with the closing of such Change of Control.

3.06 Withholding. Each of Acquiror, the Company, and anyone acting on their behalf shall be entitled to deduct and withhold from the payment of the Purchase Price or any other payments payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to and the making of any such payment under any applicable Law. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Prior to withholding any Taxes pursuant to this Section 3.06 on any payment made after the Closing Date, Acquiror shall notify the payee of the related payment of its intent to withhold no later than three (3) days prior to making the related payment and shall cooperate with the payee in good faith in order to reduce or eliminate the amount required to be withheld in accordance with applicable Law.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror as of the date hereof as follows:

4.01 Organization and Qualifications; Subsidiaries. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each other Company Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Schedule 4.01 sets forth a true, correct and complete list of each Company Entity and its jurisdiction of organization. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Liens, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. No Company Entity owns or has any ownership interest in any other Person other than the Company’s ownership of such Subsidiaries. True, correct and complete copies of, as applicable, the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended and in effect as of immediately prior to the Closing (together, “Organizational Documents”), of each Company Entity have been made available to Acquiror.

4.02 Due Authorization.

(a) The Company has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the other transactions contemplated hereby and thereby. The Seller Party Approvals are the only vote or consent of the holders of any class or series of the Company’s or Seller’s capital equity required to approve and adopt this Agreement and the Ancillary Agreements, and approve and consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

4.03 No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) conflict with or result in a violation or breach of, or default under, any Organizational Documents of the Company or any of its Subsidiaries; (ii) conflict with or result in a violation or breach of any provision of any applicable Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries; (iii) except as set forth on Schedule 4.03, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract required to be disclosed on Schedule 4.12(a), whether or not set forth on Schedule 4.12(a), or any Permit or Leased Real Property document to which any of the Company Entities is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

4.04 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of any Company Entity with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, and (b) as otherwise set forth on Schedule 4.04.

4.05 Capitalization.

(a) The authorized limited liability company interests of the Company consist of 1,000 limited liability company units, all of which are issued and outstanding and constitute the Interests. All of the issued and outstanding Units (i) have been duly authorized and validly issued and are fully paid and nonassessable and are owned one hundred percent (100%) by Seller, free and clear of any Liens, (ii) were issued in compliance in all material respects with applicable Securities Laws, and (iii) were not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights created by the Company, the Company’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party. There are no other Company common units, preferred units, options, warrants, convertible notes or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) There are (i) no subscriptions, calls, options, warrants, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for Units or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any holder of Units may vote. The Company is not party to any shareholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to its equity interests.

(c) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests (as applicable) of the Subsidiaries set forth on Schedule 4.05(c) (the “Company Subsidiaries”), free and clear of any Liens, other than transfer restrictions under applicable Securities Laws and their respective Organizational Documents. All such outstanding equity interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights, of such Company Subsidiary’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party. There are (A) no subscriptions, options, warrants, calls, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for the equity or voting interests of the Company Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company Subsidiaries is a party or by which any of the Company Subsidiaries is bound obligating such Company Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Company Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company Subsidiaries. There are no outstanding contractual obligations of the Company Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Subsidiaries’ stockholders (or equityholders) may vote. The Company Subsidiaries are not party to any stockholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other similar agreements with respect to the equity interests of the Company or the Company Subsidiaries. Other than the Company Subsidiaries, the Company does not directly or indirectly own any shares of capital stock or equity interests in any other Person.

(d) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance in all material respects with applicable Law.

4.06 Financial Statements.

(a) Schedule 4.06(a) sets forth the Company’s (i) audited financial statements consisting of the consolidated balance sheet of the Company Entities as of December 31, 2023 and the related consolidated statements of income for the twelve (12) month periods then ended, and the unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of December 31, 2024, and December 31, 2025 and the related consolidated statements of income for the twelve (12) month periods then ended (collectively, the “Year-End Financial Statements”) and (ii) the unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of May 31, 2026 (the “Interim Balance Sheet Date”) and the related consolidated statements of income for the five (5) month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and, in the case of the Interim Financial Statements, subject to normal year-end adjustments and reclassifications and the absence of notes and other presentation items. The Financial Statements are based on the books and records of the Company Entities, and fairly present, in all material respects, the financial condition of the Company Entities as of the respective dates they were prepared and the results of the operations of the Company Entities for the periods indicated. The Company Entities maintain a standard system of accounting established and administered in accordance with GAAP.

(c) (i) All representations and certifications made by the Company to lenders or any Governmental Authority in connection with the PPP Loan were accurate, true and correct in all material respects when made and (ii) the Company used the proceeds of the PPP Loan solely for the allowable uses set forth in the PPP. The Company has complied with all requirements of the PPP, all terms of its PPP Loan, and all applicable legal requirements, including the CARES Act, PPP Flexibility Act, and the regulations and guidance issued by the Small Business Administration and any other Governmental Authority. Prior to the date of this Agreement, the PPP Loan was forgiven in full.

(d) As of immediately prior to the Closing, Company Entities do not have any Indebtedness except as set forth on the Closing Date Indebtedness Statement. After taking into account the payments contemplated by Section 3.04, as of the Closing, the Company has no Indebtedness.

(e) As of immediately prior to the Closing, the Company Entities have not incurred any Company Transaction Expenses or Change of Control Payments that have not already been paid and fully satisfied, except as set forth on the Closing Date Expense Statement. After taking into account the payments contemplated by Section 3.04, as of the Closing, the Company has no Company Transaction Expenses and no Change of Control Payments.

4.07 Undisclosed Liabilities. Except as set forth on Schedule 4.07, the Company Entities have no Liabilities that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) specifically reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation), or (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

4.08 Litigation and Actions. (a) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets (or against any of the officers or directors of any Company Entity for which they have made an indemnity claim), and (b) neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or any continuing investigation by any Governmental Authority.

4.09 Compliance with Laws.

(a) Each Company Entity is now, and for the past four (4) years has been, in compliance in all material respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its Business.

(b) (i) The Company, its Subsidiaries, and, to the Knowledge of the Company, their respective officers, directors, employees, agents, and representatives, in each case, acting on behalf of the Company or its Subsidiaries, are currently, and since January 1, 2021 have been, in compliance with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) neither the Company nor its Subsidiaries is engaging in any activities that would reasonably be expected to result in a violation of U.S. Trade Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.

(c) Each Company Entity is not, and for the past five (5) years has not been, the subject of any voluntary or involuntary bankruptcy proceeding.

4.10 Intellectual Property.

(a) Schedule 4.10(a) lists all the Company IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the Company IP Registrations that have come due prior to the Closing Date, as the case may be, have been timely filed with or paid to, respectively, the relevant Governmental Authorities or authorized registrars, as applicable, and all Company IP Registrations are otherwise in good standing.

(b) Schedule 4.10(b) lists all Company IP Agreements in effect as of the date hereof that are (i) licenses of Owned Intellectual Property granted to a third party other than nonexclusive licenses in the ordinary course of business, and (ii) licenses of Intellectual Property granted by a third party, other than nonexclusive, commercially available Software licenses. Each Company IP Agreement set forth on Schedule 4.10(b) is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid, binding and enforceable on the applicable Company Entity and, each other party thereto in accordance with its terms and is in full force and effect. Neither a Company Entity nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any such Company IP Agreement.

(c) Except as set forth in Schedule 4.10(c), a Company Entity owns or otherwise has rights in and to the Owned Intellectual Property, and has the right to use all other Intellectual Property used in the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every current and former employee who has created Intellectual Property for the Company Entities, and with every current and former independent contractor who has created Intellectual Property for the Company Entities, whereby such employees and independent contractors assign to the Company Entities any ownership interest and right they may have in such Owned Intellectual Property.

(d) Each Company Entity’s rights in the Company Intellectual Property are subsisting and the Company IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken commercially reasonable steps, taking into account the size and complexity of the Company, to maintain the Owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property.

(e) In the last five (5) years, (i) the conduct of the Business has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person, and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property.

(f) There are no Actions (including any oppositions, interferences or re-examinations) settled within the last five (5) years, pending or threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or the Company Entities’ rights with respect to any Owned Intellectual Property, other than ordinary-course prosecution of Company IP Registrations; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Intellectual Property. The Company Entities are not subject to any Governmental Order that does or would restrict or impair the use of any Owned Intellectual Property.

4.11 Software and IT. The Company Entities’ Systems are in good working condition for the current needs of the Business, including as to capacity, and ability to process current peak volumes in a timely manner, and are free from material viruses, worms, time bombs, key locks, malware and other corruptants. In the last five (5) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused any: (i) material disruption of or interruption in the conduct of the Business; (ii) substantial loss, destruction, damage or harm of any Company Entity or any of their Business or operations, personnel, property or other assets; or (iii) material Liability of any kind to the Company Entities or their Business that is continuing or legal obligation to notify any Person. Commercially reasonable actions have been taken in respect of each Company Entity, taking into account the size and complexity of each such Company Entity, to protect the integrity, security and continuous operation of the Company Entities’ Systems and the confidential data and other confidential information stored thereon or processed thereby.

(c) The Company Entities maintain reasonable back-up and data recovery, disaster recovery and business continuity plans and procedures, and the Company Entities act in material compliance therewith.

4.12 Material Contracts; No Defaults.

(a) Schedule 4.12(a) sets forth a true, complete and accurate list of all of the following Contracts (including a description of the terms of any oral Contracts) to which any Company Entity is a party or by which it is, or any of its properties, rights or assets are, bound as of the date hereof (such Contracts, together with all Contracts concerning the Leased Real Property required to be disclosed in Schedule 4.18(b), and all Contracts falling into the following categories whether or not disclosed on Schedule 4.12(a), being “Material Contracts”):

(i) Contracts for the sale or purchase of any products or services of any Company Entity with any Material Customer or any Material Supplier;

(ii) Contracts for the grant to any Person of any most-favored nations, priority, or exclusivity rights or any right of first refusal, right of first offer or substantially similar right;

(iii) Contracts for joint ventures, partnerships or sharing of profits, and Contracts for joint or shared marketing activities or expenses;

(iv) Contracts containing covenants obligating a Company Entity not to compete or engage in any line of business or with any Person in any geographical area;

(v) Contracts containing covenants obligating a Company Entity not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets, in each case if entered into in the past five (5) years and under which any Liabilities remain outstanding;

(vii) Contracts evidencing Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement solely between or among Company Entities;

(viii) any material Contract under which any Company Entity is required to provide a guarantee of obligations of any Person (other than another Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(ix) any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or officers and such advance or loan remains outstanding (including the interest rate relating to such advance or loan, if any);

(x) any Contract between any Company Entity, on the one hand, and any of their respective directors, employees or officers, on the other hand, providing for annual payments in excess of $200,000 in the aggregate;

(xi) any Contract providing for severance, equity or equity-based compensation, retention or change in control payments or benefits;

(xii) any Contract providing for severance or separation benefits to which any Company Entity has any unperformed obligations or owes any unpaid amounts;

(xiii) Contracts with independent contractors or consultants that require annual cash payments in excess of $200,000 to which a Company Entity is a party and which are not cancellable without penalty (including any termination payment) or without more than thirty (30) days’ notice;

(xiv) collective bargaining or similar labor agreements;

(xv) any Contract with a Governmental Authority;

(xvi) any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $25,000 individually or $50,000 in the aggregate, during any twelve (12)-month period;

(xvii) any Contract that provides for any payments, rights or obligations that are conditioned, in whole or in part, on a change of control with respect to any Company Entity that would be triggered by the Transactions;

(xviii) any Contract that limits or purports to limit the payment of dividends or distributions in respect of the capital stock or membership interests of any Company Entity, the pledging of the capital stock or membership interests of any Company Entity or the incurrence of indebtedness for borrowed money or guarantees by any Company Entity or the ability of any Company Entity in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business; and

(xix) any Company Affiliate Agreement.

(b) Each Material Contract, including the Marie Callender’s Agreement, is valid, binding and enforceable on the applicable Company Entity and to the Knowledge of the Company, each other party thereto in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity) and is in full force and effect. None of the Company Entities, or to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. There are no material disputes pending or, to the Knowledge of the Company, threatened under any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Consummation of the transactions contemplated by this Agreement will not trigger any provision in a Material Contract that would result in a change in such Material Contract, including the requirement for a transfer fee or new deposit, or termination thereof. Complete and correct copies of each Material Contract (including any modifications, amendments and supplements thereto and waivers thereunder, in each case, that are in effect) have been made available to Acquiror. Without limiting the foregoing, with respect to the Marie Callender’s Agreement, there are no modifications, amendments and supplements thereto other than those identified in the definition of the Marie Callender’s Agreement.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a list of each material Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States or otherwise covers any employee or other individual service provider of any Company Entity who resides or works outside of the United States on behalf of any Company Entity.

(b) With respect to the material Benefit Plans, the Company has made available to Acquiror, true and complete copies of (as applicable) (i) each Benefit Plan document, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) for the three most recently completed plan years, the annual reports (Form 5500, Forms 1094-C and 1095-C, etc.) and all schedules thereto, (v) the most recent actuarial valuation report, (vi) all related trust agreements, insurance contracts or other funding vehicles, (vii) for the three most recently completed plan years, all coverage and non-discrimination testing results, and (viii) all non-routine communications between a Company Entity on the one hand, and any Governmental Authority on the other hand.

(c) Each Company Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, has received or is otherwise entitled to rely on a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would adversely affect any such qualification or tax exemption of any such Benefit Plan or related trust. All contributions, distributions, reimbursements and premiums or other payments required to be made with respect to each Benefit Plan prior to the Closing have been timely made or, if not yet due, properly accrued. With respect to each Benefit Plan, all reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the Department of Labor, or any other Governmental Authority or to the participants or beneficiaries of such Benefit Plan have been filed or furnished on a timely basis.

(d) No Company Entity has incurred or is reasonably likely to be subject to any Tax penalty or other liability under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, including under Section 4980H of the Code or with respect to the reporting requirements under Section 6055 or Section 6056 of the Code. With respect to each Benefit Plan, Seller, the Company Entities and each Benefit Plan are and have been administered in compliance in all respects with the Patient Protection and Affordable Care Act, the Health Insurance Portability and Accountability Act of 1996 and the Consolidated Omnibus Budget Reconciliation Act of 1985, and each Benefit Plan has been amended (to the extent necessary) in accordance with the requirements of the Patient Protection and Affordable Care Act.

(e) No Company Entity nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty with respect to any Benefit Plan.

(f) None of the Company Entities nor any of their respective ERISA Affiliates has ever maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to) or incurred any Liability in respect of, and no Benefit Plan is, (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, (iii) a plan providing self-insured welfare benefits (including any such plan pursuant to which a stop loss policy or contract applies), (iv) a “multiple employer plan” as described in Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Entity has any current or contingent liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(g) No Company Entity or any of its ERISA Affiliates has ever contributed to, been required to contribute to, or incurred any withdrawal liability (whether complete or partial), within the meaning of Section 4201 of ERISA, with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h) No Company Entity or any of its ERISA Affiliates has ever provided retiree or post-employment welfare benefits, including life insurance or medical benefits, beyond termination of service or retirement, other than coverage mandated by Law and at the sole cost of the applicable retiree or employee (or dependent thereof).

(i) Except as set forth in Schedule 4.13(i), the execution and performance of this Agreement and the consummation of the Transactions will not, either alone or together with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, or individual independent contractor of any Company Entity, (ii) increase any amount of compensation or benefits otherwise payable to any such current or former employee, director, officer, or individual independent contractor of any Company Entity, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits, (iv) require any contributions or payments to fund any obligations under any Benefit Plan,(v) require any payment in lieu of notice, or (vi) result in the payment of any “excess parachute payment” as defined in Section 280G of the Code) to any current or former employee, director, officer or individual independent contractor of the Company Entities. No such current or former employee, director, officer or individual independent contractor of the Company has any “gross up” or indemnification agreements or other assurance of reimbursement for any Taxes under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(j) There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Benefit Plan and no pending, or to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Knowledge of the Company, are there any facts which could reasonably be expected to give rise to any Liability in the event of any such audit, investigation, claim, suit or proceeding.

(k) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

(l) Each Company Entity has, for purposes of each Benefit Plan, correctly classified those individuals performing services for such Company Entity as common law employees, leased employees or independent contractors of such Company Entity. No individual who has performed services for any Company Entity has been improperly excluded from participation in any Benefit Plan. No event has occurred, and no condition exists with respect to any Benefit Plan that would reasonably be expected to, either directly or by reason of any Company Entity’s affiliation with any of its ERISA Affiliates, subject any Company Entity to any Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws.

(m) No Company Entity has any plan or contract, whether legally binding or not, and no Company Entity has announced (orally or in writing) an intention to create, modify, amend or terminate any Benefit Plan (except as required by Law, in connection with an annual renewal or to retain the tax qualified status of any Benefit Plan). Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liabilities to Acquiror, any Company Entity or any ERISA Affiliate other than ordinary administrative expenses typically incurred in a termination event.

4.14 Labor Matters.

(a) No Company Entity is: (i) a party to or otherwise bound by any collective bargaining agreement; (ii) a party to, or threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. In the last five (5) years, no Company Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to the Knowledge of the Company, is any such action threatened. There is no pending, nor threatened, union election petition filed with the National Labor Relations Board, or union organizing activity by or for the benefit of the employees of any Company Entity. No Company Entity is required under applicable Laws or contract to provide notice to, or enter into any consultation procedure with, any union or labor organization in connection with the Transactions.

(b) Each Company Entity is, and for the last four (4) years has been, in compliance in all respects with all applicable Laws respecting labor and employment practices, including all Laws respecting labor relations (including the National Labor Relations Act), collective bargaining, discrimination, harassment, sexual harassment, terms and conditions of employment, termination of employment, wages and hours (including without limitation minimum wage, meal and rest breaks, timely payment of wages and compensation, and requirements of applicable wage orders), working time, overtime, paid sick leave/time, vacation/paid time off, hours of work, holiday pay calculation, exempt and non-exempt classification under federal and applicable state laws, child labor, civil rights, pay equity, employee and independent contractor classification under state and applicable state laws, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable similar state or local Laws, including without limitation those concerning COVID-19-related health and safety issues (with respect to Laws concerning COVID-19-related health and safety issues, for the avoidance of doubt, following their enactment)), employee whistle-blowing, retaliation, equal opportunity, work authorization, immigration, workers’ compensation, employee leave issues and leaves of absence (including the federal Family and Medical Leave Act and any similar state laws, pregnancy leaves required under applicable laws, federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), engaging in the interactive process, affirmative action, unemployment insurance, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act and any comparable state or local Laws or legal requirements relating to plant closings and layoffs (the “WARN Act”)), employee and information privacy and security, and background checks (including, but not limited to, the Fair Credit Reporting Act and any similar state and local laws), and continuation coverage. Except as set forth in Schedule 4.14(b), there are no pending or, to the Knowledge of the Company, threatened, claims against any Company Entity on account of any labor or employment matter or action.

(c) No employee, consultant or independent contractor of the Company has provided written notice of their intention to terminate his or her employment relationship or engagement with the Company.

(d) Schedule 4.14(d) accurately sets forth as of the date of this Agreement, by Company Entity, a correct and complete list with respect to each employee of any Company Entity (including any employee who is on a leave of absence, furlough or on layoff status): (i) name; (ii) job title; (iii) employing entity; (iv) date of hire; (v) primary work location (city and state); (vi) status as “exempt” or “nonexempt” under both federal and applicable state law for purposes of payment of overtime; (vii) employment status (i.e., whether full-time, part-time, temporary, etc.); (viii) active/inactive status (and, if on leave, the nature of the leave and the expected return date); (ix) accrued but unused vacation (if applicable); (x) accrued but unused paid sick time (if applicable); (xi) target commission/bonus/other incentive-based compensation for the current year; and (xii) current annual base salary or hourly wage rate; (xiii) union status; (xiv) applicable visa or work authorization; and (xv) employment status (whether such person is party to an employment agreement providing for a notice period for termination or is employed “at will”). During the past four (4) years, every Company Entity has fully and timely paid all wages, salaries, earned bonuses and commissions (if any), premium payments, penalty payments, severance payments (if any), fees, and all other compensation that have come due and payable to its current and/or former employees, consultants, service providers, brokers, and independent contractors under applicable Law, contract or Company policy. The Company Entities do not employ or engage any employee, consultant or independent contractor who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement, without notice or cause and without further Liability to the Company Entity (including but not limited to any pay in lieu of notice requirement).

(e) The Company Entities are and, for the past four (4) years have been in compliance with the requirements of the Immigration Reform Control Act of 1986 and the obligations to complete and maintain Form I-9s under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. Further, at all times prior to the Closing Date, the Company has been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA and any applicable state laws.

(f) In the prior five (5) years, no Company Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass layoff” (as defined in the WARN Act); or (iii) any other triggering event as defined under the WARN Act, and no Company Entity has consummated any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign applicable Law similar to the WARN Act.

(g) In the prior four (4) years, no Company Entity has been party to a settlement agreement with a current or former director, officer, employee, independent contractor, or other worker resolving allegations of harassment or discrimination (including sexual harassment) in connection with their working for any Company Entity. There are no, and in the prior four (4) years there have not been any, allegations of sexual harassment by or against any current or former director, officer, supervisory-level employee, or other employee, independent contractor or worker of a Company Entity in connection with their working for any Company Entity.

(h) No current or former employees or independent contractors are entitled to any severance, any pay in lieu of notice of termination, or any other payments in connection with the transaction hereby contemplated. Except as set forth in Schedule 4.14(h) of the Company Disclosure Schedule, for the past four years, (i) all individuals who are performing, and for the four (4) -year period preceding the date of this Agreement have performed, services for any of the Company Entities while classified as independent contractors have been properly so classified for all purposes under both applicable state and federal Laws; (ii) all employees have been correctly classified as exempt or non-exempt under both applicable state and federal Laws; and, (iii) in the past four (4) years, no Company Entity has received written notice from any Person challenging the classification of these individuals as independent contractors or exempt employees.

(i) Each individual who is currently providing services to any of the Company Entities through a third-party service provider, or who provided services to any of the Company Entities through a third-party service provider during the past four (4) years, is not or was not an employee of any Company Entity. None of the Company Entities has a single employer, joint employer, alter ego or similar relationship with any other entity.

(j) No employee or independent contractor of any Company Entity is in material violation of any term of any employment agreement, independent contractor agreement, nondisclosure agreement, common law nondisclosure obligation, insider trading agreement, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to any Company Entity or, to the Knowledge of the Company, a third party relating (i) to the right of any such employee to be employed by the Company Entity, (ii) to the right of any such independent contractor to provides services to the Company Entity, or (iii) to the knowledge or use of confidential or proprietary information.

(k) True, correct and complete copies have been made available to Acquiror of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee and/or independent contractor of all the Company Entities.

(l) Complaints. During the past four years, there have been no Actions regarding or involving any current or former employee, independent contractor, freelancer, or worker in their capacity with the Company Entities as such.

4.15 Taxes.

(a) All Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All Taxes (whether or not shown to be due and owing on any Tax Returns of the Company and its Subsidiaries) owed by the Company and its Subsidiaries have been timely paid.

(c) Each of the Company and its Subsidiaries has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other Person, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and (iii) complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d) Each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e) No audit, actions, claims, inquiries, examinations, investigations, proposed adjustments, assessments, or administrative or judicial proceeding with regard to any Taxes or Tax Return of the Company or its Subsidiaries are currently being conducted, or have been threatened in writing. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency or assessments of Taxes, other than any such deficiencies or assessments that have since been resolved. No claim or inquiry has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by or required to file Tax Returns in that jurisdiction. There are no outstanding agreements (excluding automatic extensions of time to file Tax Returns obtained in the ordinary course of business) extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(f) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g) No Company Entity has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any (i) “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder or (iii) “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(h) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign law) or otherwise; (B) use of the cash method, or any improper method, of accounting for a Pre-Closing Tax Period; (C) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (D) installment sale or open transaction disposition made prior to the Closing; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing; (F) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (G) Section 965 of the Code; (H) debt instrument held by the Company or its Subsidiary on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code. ICC has not agreed to make, nor is ICC required to make, any adjustment under Code Section 263A or any comparable provision of state, local or foreign Tax Law by reason of a change in accounting method or otherwise. ICC is not and has never been subject to adjustment under Section 482 of the Code (including any similar provision of state, local, or foreign Tax Law).

(i) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(j) None of the Company or any of its Subsidiaries have ever been a member of an affiliated, combined, consolidated, unitary or similar Tax group for Tax purposes (other than a group of which the common parent is the Company). Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(k) No closing agreement, offer in compromise, private letter ruling, technical advice memoranda or any other similar agreement or ruling have been requested, entered into or issued by any Governmental Authority with respect to the Taxes of the Company or any of its Subsidiaries.

(l) No power of attorney granted by or with respect to the Company or its Subsidiaries relating to Taxes is currently in force.

(m) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or convention) or an office or fixed place of business, or otherwise been subject to taxation, in any country other than the country in which it is organized.

(n) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation agreement, Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes) or Tax Sharing Agreement.

(o) The Company and each of its Subsidiaries, other than ICC, has been since its respective date of formation disregarded as separate from Seller for U.S. federal income tax purposes. ICC is and has been since its date of formation classified as a C corporation for U.S. federal income tax purposes.

(p) Neither the Company nor any of its Subsidiaries is, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(q) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

(r) The charges, accruals and reserves for Taxes on the financial statements of the Company and its Subsidiaries (as adjusted for the passage of time through the Closing Date in accordance with GAAP) are adequate to cover the Tax liabilities of the Company and each of its Subsidiaries if their current Tax year were treated as ending on the Interim Balance Sheet Date or as of the Closing Date, as the case may be (excluding any amount recorded which is attributable solely to timing differences between book and Tax income). The Company and its Subsidiaries have not incurred any liabilities for Taxes since the Interim Balance Sheet Date outside the ordinary course of business.

(s) The Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended or designed to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(t) All related party transactions involving the Company were at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of applicable Law.

4.16 Brokers’ Fees. Except for Craig-Hallum Capital Group, LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.17 Insurance. Schedule 4.17 contains a true, complete and correct list of all material policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available to Acquiror. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Company Entity is currently in receipt of any written notice of cancellation or non-renewal thereunder. There is no ongoing default by the Company with respect to any provision contained in any Insurance Policy. (a) There are no outstanding claims under the Insurance Policies; (b) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; and (c) since January 1, 2023, no written notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received.

4.18 Real Property; Assets.

(a) Owned Real Property. The Company does not own any parcel of real property that is used in or otherwise necessary for the conduct of the business of the Company as currently conducted.

(b) Leased Real Property. Section 4.18(b) of the Disclosure Schedules sets forth each lease, sublease, license or other agreement (including any amendment, extension, renewal or guaranty) in effect with respect to each Leased Real Property used in or necessary for the conduct of the Business or pursuant to which any Company Entity leases, subleases, or otherwise occupies or possesses any Leased Real Property (collectively, the “Leases”). With respect to each Lease:

(i) the Company has delivered a true, correct and complete copy of each Lease to Acquiror;

(ii) each such Lease is legal, valid, binding, enforceable, and in full force and effect, and each such Lease will continue to be legal, valid, binding, enforceable, and in full force and effect, on identical terms, following the consummation of the transactions contemplated hereby.

(iii) none of the Company Entities nor, to the Knowledge of the Company, any other party is in breach or default of any of the provisions of such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration thereunder;

(iv) no party to the Lease has repudiated any provision thereof, nor has any party to the Lease sent or received any notice of any intention to terminate any such Lease;

(v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

(vi) the Company Entities have paid all rent due and payable under such Lease. No rent or additional rent to become payable under the Lease has been paid more than thirty (30) days in advance. The Company Entities have not received any amounts from or on behalf of the landlord under the Lease, for which any reimbursement may be due;

(vii) the Company Entities have not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Leases. To Company Entities’ knowledge, the landlord under the Lease has no present claims of offset against the Company Entities;

(viii) the Company Entities have not subleased, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Lease or the Leased Real Property, nor have the Company Entities granted any other Person the right to use or occupy such Leased Real Property or any portion thereof;

(ix) the Company Entities have not received any written notice of (A) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (B) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (C) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated;

(x) neither the whole nor any portion of any Leased Real Property has been damaged or destroyed by fire or other casualty;

(xi) the Leased Real Property is sufficient for the continued conduct of the business of the Company Entities after the Closing in the same manner as conducted prior to the Closing, and constitutes all of the real property necessary to conduct the Business;

(xii) the security deposit held by the landlord under such Lease remains fully available without any reduction; and

(xiii) all work to the premises or property in which such premises is located, including without limitation, all improvements, parking facilities and other construction to the extent required under the Lease, have been completed as required by the Lease as of the date hereof and the same were accepted by the applicable parties as satisfactory.

(c) Environmental Matters. The Company Entities, and the Leased Real Property, are currently and have been in compliance with all Environmental Laws. There is no and has not been any pending or threatened Action by any person, entity or Governmental Authority, or written notice of violation, notice to comply, inquiry, or information request by any Governmental Authority, relating to any Environmental Law involving the Company Entities or their properties or assets, including any real property currently or formerly owned, leased or operated by the Company. The Company Entities have no liability or remediation obligation under any applicable Environmental Law. No real property currently or formerly owned, leased or operated by the Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list. The Company Entities have provided copies of all previous and current environmental studies (Phase I, Phase II, remediation reports and associated subsequent monitoring reports) related to any real property currently or formerly owned, leased or operated by the Company Entities, including any environmental related citations or notifications; and copies of any environmental indemnifications by or in favor of the Company Entities, as relating in any manner to their current or former assets.

(d) The Company Entities have good and marketable title to, or a valid leasehold interest in, all personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of all Liens other than Permitted Liens. There are no financing statements under the Uniform Commercial Code which name the Company as debtor or lessee filed in any state, except such financing statements as relate to Indebtedness being paid off at or prior to the Closing, and which will be terminated in released in full at or prior to the Closing.

4.19 FDA; Product Liability.

(a) Except as set forth in Schedule 4.19 and except as would not reasonably be expected to be material to any Company Entity (and to the Knowledge of the Company, each of its suppliers) is in compliance with all applicable Laws (including the California Safe Drinking Water and Toxic Enforcement Act of 1986) relating to food safety of its Products. To the Knowledge of the Company, there has been no material untrue statement of fact and no fraudulent statement made by the Company or its agent or representative to the FDA or any other Governmental Authority and no failure to disclose any material fact required to be disclosed to the FDA or any other Regulatory Agency.

(b) Schedule 4.19 sets forth an accurate, correct and complete list and summary description of all existing Liabilities arising from or, to the Knowledge of the Company, alleged to arise from any injury to person or property as a result of the ownership, possession or use of any Product during the preceding five (5) years. The Company has no Liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future Action, claim or demand against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product. No product liability claims relating to the Products involving amounts in excess of $50,000 have occurred or been threatened in writing within the past five (5) years.

(c) There is no, and within the past five (5) years there has been no notice of violation or Action pending or, to the Company’s Knowledge, threatened by the FDA (or state or local equivalent), the Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration or any state office of the attorney general or other bodies that regulate the Company’s business and operations any other Governmental Authority or any other Person (including any distributor or wholesaler) with respect to the Company’s business practices or Products. In the past five (5) years, there has been no recall or Product destruction (including voluntary recalls or destructions), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Products, including any action taken by the Company with respect to any Products. To the Knowledge of the Company, (i) none of the co-manufacturers, assemblers or food service distributors that produce, receive, assemble or distribute any of the Products are subject (or have been subject during the period of the Company’s business relationship with such Person) to any such Action with respect to any Products, and (ii) there is presently no reasonable basis for any such Action with respect to any Products or that would reasonably be expected to cause the Company to recall, withdraw or suspend any of the Products from the market or to cease further distribution or marketing of such Products. To the Knowledge of the Company, no Governmental Authority has prohibited any product or process from being marketed or used in the jurisdictions in which the Company conducts business that is substantially similar to any Product or to a process used for making, handling or distributing any such Products. Except as set forth on Schedule 4.19, neither the Company nor Seller has received any written information or report from the FDA or any other Governmental Authority responsible for regulating food or beverage products, indicating that any of the Products is unsafe or unsuitable for its intended use.

4.20 Absence of Changes.

(a) Since January 1, 2026, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Since the Interim Balance Sheet Date through the date of this Agreement, except (A) as expressly contemplated or permitted by this Agreement or (B) as set forth on Schedule 4.20(b), (1) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (2) the Company and its Subsidiaries have not undertaken any:

(i) amendment or modification of, or change to, the Organizational Documents of the Company or any of its Subsidiaries;

(ii) split, combination, recapitalization or reclassification of any shares of its capital stock (or other equity security);

(iii) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of any Company Entity;

(iv) making, declaration or payment of any dividends or distributions (whether in cash, stock or otherwise) on or in respect of any of its capital stock (or other equity security); redemption, purchase or acquisition of its capital stock (other than distribution or dividend from a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(v) material change in the Company Entities’ cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, payment and prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vi) material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP or applicable Laws and regulations;

(vii) material adverse change to any Company Entity’s privacy policy or to the security of any of the Company Entities’ Systems, except as required by applicable Law;

(viii) incurrence, assumption or guarantee of any indebtedness for borrowed money by the Company or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) entered into any agreement with respect to the payment, discharge, compromise, waiver, release, assignment or settlement of any Indebtedness or Change of Control Payments;

(x) transfer, assignment, sale or other disposition of any tangible or intangible asset shown or reflected in the balance sheet, other than sales of inventory in the ordinary course of business consistent with past practice, or cancellation of any debts;

(xi) transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any material Owned Intellectual Property;

(xii) capital investment in, or any loan to, any other Person;

(xiii) other than in the ordinary course of business consistent with past practice, entry into, acceleration, termination (excluding any expiration in accordance with its terms), material modification to or cancellation of any Material Contract or Company IP Agreement or waiver or release of any material rights, claims or benefits under any Material Contract or Company IP Agreement;

(xiv) capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

(xv) imposition of any material Lien (other than Permitted Liens) upon any of the Company Entities’ properties, capital stock or assets, tangible or intangible;

(xvi) except as required by applicable Law, (A) increase in the compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or individual consultant of any Company Entity, (B) establishment, adoption, entry into, amendment, modification, termination or taking any action to accelerate rights under any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof other than in connection with an annual renewal, (C) acceleration of the vesting, settlement or payment (or otherwise fund or secure any payment or settlement) of any compensation or benefit for any current or former employee, officer, director, individual independent contractor or individual consultant, (D) grant or provision of any equity or equity-related compensation, retention, stay or change in control bonus, or severance or termination payments or benefits to any current or former employee, officer, director, individual independent contractor or individual consultant or increase the amount payable in respect of any such payments or benefits, (E) entry into any new employment Contract, or (F) hiring or termination of the employment of (other than for “cause”), any officer, employee, individual independent contractor or individual consultant of any Company Entity;

(xvii) loan or advance to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees or any Affiliate or family member thereof, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders or current or former directors or officers or any Affiliate or family member thereof;

(xviii) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xix) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xx) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000 individually or $50,000 in the aggregate, except for purchases or leases of inventory, services and supplies in the ordinary course of business consistent with past practice;

(xxi) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxii) action by a Company Entity to make, change or rescind any Tax election, amend any Tax Return or file refund claim with respect to Tax, settle or compromise any claim, investigation, audit, controversy or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, surrender any right to claim a Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim, investigation, audit, controversy or assessment, enter into any power of attorney with respect to Taxes, or take any action, omit to take any action or enter into any other transaction that, in each case, (A) is outside of the ordinary course of business and inconsistent with the any Company Entity’s past practices and (B) would reasonably be expected to have the effect of materially increasing the Tax liability of Acquiror in respect of any Tax period beginning after the Closing Date;

(xxiii) payment, discharge, compromise, waiver, release, assignment or settlement of any material rights or pending or threatened Actions (whether civil, criminal, administrative or investigative) against the Company or any of its Subsidiaries (A) involving payments in excess of $25,000 in any single instance or in excess of $50,000 in the aggregate, (B) seeking injunctive or other equitable relief which imposes any materially adverse restrictions on the operations of any Company Entity, (C) by Seller or its Affiliates, or (D) which relates to the transactions contemplated by this Agreement;

(xxiv) entry into, renewal, modification or amendment of any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Company Affiliate Agreement);

(xxv) voluntary failure to maintain, cancellation of or material change in coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; or

(xxvi) authorization of, or commitments or agreements to do, any of the foregoing.

4.21 Affiliate Agreements. None of the Company or its Subsidiaries is a party to any transaction or Contract with any (i) present or former officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (a) all assets, liabilities and transactions are accurately and timely recorded in all material respects and to maintain accountability for the assets and (b) transactions are executed and access to records is permitted only in accordance with management’s authorization. No officer, manager, director or employee of any the Company or any of its Subsidiaries has (A) circumvented the internal accounting controls of the Company or any of its Subsidiaries, (B) falsified any of the books, records or accounts of the Company or any of its Subsidiaries, or (C) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company and its Subsidiaries.

4.23 Permits. Each of the Company and its Subsidiaries has all Permits that are required to own, lease or operate its properties, rights and assets and to conduct its business as currently conducted (the “Company Permits”). No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit. Each Company Permit is in full force and effect in accordance with its terms. No outstanding written notice of revocation, cancellation or termination of any Company Permit has been received by the Company or its Subsidiaries. To the Knowledge of the Company, none of such Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Company Permit. Each of the Company and its Subsidiaries is in compliance with all Company Permits applicable to the Company or its Subsidiaries.

4.24 Privacy and Data Security.

(a) The Company Entities have a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business for which any Company Entity is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information, or otherwise held or processed on its behalf and each Company Entity is and has been in material compliance with such privacy policy. The Company Entities have posted a privacy policy in a clear and conspicuous location on all public websites owned or operated by the Company Entities.

(b) Without limiting the generality of Section 4.09, each Company Entity has in the past five (5) years complied in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information.

(c) Each applicable Company Entity and, to the Knowledge of the Company, each other party thereto is in material compliance with the terms of all Material Contracts relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information), if any.

(d) No Person (including any Governmental Authority) has, in the past five (5) years, (i) commenced any Action against any Company Entity relating to any Company Entity’s information privacy or data security practices relating to the personal information of consumers, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of any Company Entity, or, (ii) to the Knowledge of the Company, threatened any such Action, or made any complaint or investigation relating to such practices.

(e) The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists.

(f) The Company Entities have established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information for which any Company Entity is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information against unauthorized access, use, modification, disclosure or other misuse.

(g) The Business has not in the past five (5) years experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information for which any Company Entity is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information or otherwise held or processed on its behalf.

4.25 Inventory. All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP. All Inventory is owned by the Company Entities free and clear of all Liens (other than Permitted Liens) and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

4.26 Accounts Receivable. The Accounts Receivable reflected on the Interim Financial Statements and the Accounts Receivable arising after the date thereof (A) have arisen from bona fide transactions entered into by the Company Entities involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (B) constitute only valid, undisputed claims of the Company Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (C) subject to a reserve for bad debts shown on the Interim Financial Statements or, with respect to Accounts Receivable arising after the date thereof, on the accounting records of the Company Entities, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Interim Financial Statement or, with respect to Accounts Receivable arising after the date thereof, on the accounting records of the Company Entities have been determined in accordance with GAAP, consistently applied. Except as set forth in Section 4.26 of the Disclosure Schedules, no discount or allowance from any Account Receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services.

4.27 Customers and Suppliers.

(a) Section 4.27(a) of the Disclosure Schedules sets forth (i) each customer which is a top ten (10) customer of the Company Entities based on the aggregate consideration paid to the Company Entities for goods or services rendered in either of the two (2) most recent fiscal years or the period from January 1, 2026 to the Closing Date (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Company Entity has received any notice, nor has any reason to believe, that any of the Material Customers has ceased, or intends to cease, delay, declare any force majeure, declare a default, or renegotiate the pricing terms or any other terms of any Contract after the Closing, to use the goods or services of the Company Entities or to otherwise terminate or materially reduce its relationship with the Company Entities.

(b) Section 4.27(b) of the Disclosure Schedules sets forth (i) each supplier which is a top ten (10) supplier of the Company based on aggregate consideration paid by the Company Entities for goods or services rendered in either of the two (2) most recent fiscal years or the period from January 1, 2026 to the Closing Date (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Company Entity has received any notice, nor has any reason to believe, that any of the Material Suppliers has ceased, or intends to cease, delay deliveries, declare any force majeure, declare a default, or renegotiate the pricing terms or any other terms of a Contract to supply goods or services to the Company Entities or to otherwise terminate or materially reduce its relationship with the Company Entities.

4.28 No Additional Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

4.29 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article VI (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY ACKNOWLEDGES THAT NONE OF ACQUIROR OR PARENT, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS, MANAGERS, OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ACQUIROR OR PARENT, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR, PARENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY ACQUIROR AND PARENT IN Article VI (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM ACQUIROR’S AND PARENT’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES).

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Seller represents and warrants to Acquiror as of the date hereof as follows:

5.01 Organization and Qualifications; Subsidiaries. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Seller Material Adverse Effect. Seller has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

5.02 Due Authorization.

(a) Seller has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by Seller of this Agreement, and each Ancillary Agreement to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Seller is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each Ancillary Agreement to which Seller is a party will be, duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) The board of managers of Seller has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Seller.

5.03 No Conflict; Consents.

(a) Except as set forth in Schedule 5.03(a), the execution, delivery, and performance by Seller of this Agreement, and any Ancillary Agreement to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Seller, (b) conflict with or result in a violation of any provision of the Organizational Documents of Seller, (c) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of or constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which it may be bound, or (d) result in the creation or imposition of any Lien of any nature whatsoever upon any assets or property of Seller except, with respect to the foregoing clauses (a), (c) and (d), as would not reasonably be expected to be material to the Seller.

(b) Except as set forth in Schedule 5.03(b), no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement to which Seller is a party or the taking by Seller of any other action contemplated hereby or thereby.

5.04 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Seller with respect to Seller’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Seller, and (b) as otherwise set forth on Schedule 5.04.

5.05 Litigation and Actions. There are no Actions pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

5.06 Title to Interests. Seller has good and marketable title to and is the sole record and beneficial owner of the Interests, free and clear of any Liens (other than restrictions on transfer arising under applicable federal and state securities Laws). Seller has full power and authority to sell, transfer, assign and deliver the Interests to Acquiror as provided in this Agreement and the other Ancillary Agreements to which Seller is a party. Upon the Closing, Seller shall transfer to Acquiror good and marketable title to the Interests, free and clear of any Liens (other than restrictions on transfer arising under applicable federal and state securities Laws), and Acquiror will be the sole record and beneficial owner of the Interests, free and clear of any Liens (other than restrictions on transfer arising under applicable federal and state securities Laws). Except for this Agreement, Seller is not party to (A) any other commitments, arrangements, rights or agreements providing for the repurchase, redemption or other acquisition of the Interests or (B) voting agreements, member agreements, management agreements, pledge agreements, buy-sell agreements, proxies or other similar agreements or understandings with respect to the Seller’s Interests or which restrict or grant any right, preference or privilege with respect to the transfer of the Interests. The Interests represent Seller’s entire equitable interest in the Company, and Seller owns no capital stock or other equity securities of the Company which it is not selling to Acquiror pursuant to this Agreement.

5.07 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Seller or any of their Affiliates.

5.08 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, SELLER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO SELLER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

5.09 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), SELLER ACKNOWLEDGES THAT NONE OF ACQUIROR, PARENT, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ACQUIROR OR PARENT, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR OR PARENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY ACQUIROR OR PARENT IN ARTICLE VI (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, AND THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN ARTICLE VI (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT SHALL HAVE ANY LEGAL EFFECT, AND THAT SELLER EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM ACQUIROR’S OR PARENT’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER ACQUIROR, PARENT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO SELLER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR SELLER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Article VI

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND PARENT

Except as set forth (a) in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or (b) in the Parent SEC Documents filed or furnished by Acquiror or Parent (excluding any disclosures in such Parent SEC Documents under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each of Acquiror and Parent represents and warrants to the Company as of the date hereof as follows:

6.01 Organization and Qualifications; Subsidiaries. Acquiror is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Each of Acquiror and Parent has all requisite corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Acquiror and Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Parent has all requisite corporate or limited liability company, as applicable, power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

6.02 Due Authorization.

(a) Each of Acquiror and Parent has all requisite corporate power or limited liability company power, as applicable, and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b) The execution, delivery and performance by Acquiror and Parent of this Agreement, and each Ancillary Agreement to which Acquiror or Parent is a party, and the consummation by Acquiror and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of Acquiror and Parent and no other corporate or limited liability company proceedings on the part of Acquiror or Parent are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Acquiror or Parent is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each Ancillary Agreement to which Acquiror or Parent is a party will be, duly and validly executed and delivered by Acquiror and Parent and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of each of Acquiror and Parent, enforceable against each of Acquiror and Parent in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) The board of directors of Parent and the sole member of Acquiror has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Acquiror and Parent and the stockholders of Parent.

6.03 No Conflict; Consents.

(a) Except as set forth in Schedule 6.03(a) or as disclosed in any reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by Parent with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”), the execution, delivery, and performance by Acquiror and Parent of this Agreement, and any Ancillary Agreement to which Acquiror or Parent is a party, and the consummation by Acquiror and Parent of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Acquiror or Parent, (b) conflict with or result in a violation of any provision of the Organizational Documents of Acquiror or Parent, (c) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of or constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Acquiror or Parent is a party or by which it may be bound, or (d) result in the creation or imposition of any Lien of any nature whatsoever upon any assets or property of Acquiror or Parent, except, with respect to the foregoing clauses (a), (c) and (d), as would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Except as set forth in Schedule 6.03(b) or as disclosed in any Parent SEC Documents, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Acquiror or Parent in connection with the execution, delivery and performance by Acquiror or Parent of this Agreement or any Ancillary Agreement to which Acquiror or Parent is a party or the taking by Acquiror or Parent of any other action contemplated hereby or thereby, except such filings as may be required under the Securities Act and the Exchange Act.

6.04 Litigation and Actions. There are no Actions pending or, to the knowledge of Acquiror or Parent, threatened against or by Acquiror or Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

6.05 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or Parent or any of their Affiliates.

6.06 Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, the full and timely performance and payment of each and every obligation of Acquiror under this Agreement, including the payment of the Closing Payment, any Earn-Out Payment, and all other amounts payable by Acquiror hereunder. This guarantee is a guarantee of payment and performance and not of collection, and Seller may enforce this guarantee directly against Parent without first pursuing any remedy against Acquiror, the Company or any other Person. Parent’s obligations under this Section 6.06 shall not be released, discharged or otherwise affected by: (a) any modification, amendment or waiver of any provision of this Agreement (except to the extent such modification, amendment or waiver reduces the underlying obligation); (b) any change in the corporate existence, structure or ownership of Acquiror; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Acquiror; or (d) any other circumstance that might otherwise constitute a legal or equitable discharge of a guarantor. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Acquiror, protest, notice and all demands whatsoever in connection with the performance of its obligations hereunder.

6.07 Financial Capacity. Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to cause Acquiror to make payment of the Closing Payment pursuant to this Agreement. Parent’s obligations under this Agreement, including its guaranty obligations under Section 6.06, are not subject to any conditions regarding Parent’s or any other Person’s ability to obtain financing.

6.08 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article VI (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, NEITHER ACQUIROR NOR PARENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ACQUIROR, PARENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

6.09 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), ACQUIROR AND PARENT ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY ENTITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO ACQUIROR OR PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ACQUIROR AND PARENT ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN Article IV OR SELLER IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN Article IV AND ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT SHALL HAVE ANY LEGAL EFFECT, AND THAT ACQUIROR OR PARENT EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S AND SELLER’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO ACQUIROR, PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE ACQUIROR’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Article VII

COVENANTS

7.01 Regulatory Approvals.

(a) Each party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all post-Closing consents, authorizations, orders and approvals from Governmental Authorities that are necessary for the Business. Each party hereto shall use reasonable best efforts to cooperate fully with the other party hereto and its controlled Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party hereto shall not willfully take any action that such party knows or could reasonably expect will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereto hereunder in advance of any filing, submission or attendance (except to the extent such party has been advised by outside counsel that such disclosure could constitute a waiver of attorney client privilege), it being the intent that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall, to the extent not prohibited by applicable Law, give notice to the other party hereto with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party hereto with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

7.02 Public Announcements. Prior to the Closing, except as required by Law, no party shall make, or cause to be made, any press release or public announcement concerning this Agreement or the transactions contemplated herein without the prior written consent of Acquiror and Seller; provided, however, that such restrictions shall not apply to any disclosure required by applicable Law. From and after the Closing Date, Acquiror and the Company shall be permitted to make such public releases and announcements regarding this Agreement and the transactions contemplated herein as Acquiror or the Company may determine in their discretion; provided, that prior to making any such public release or announcement, Acquiror or the Company (as applicable) shall consult with Seller regarding such public release or announcement and shall incorporate the reasonable comments of Seller in respect thereof. Seller and its Affiliates and Representatives may not make any public releases or other announcements concerning this Agreement or the transactions contemplated herein without Acquiror’s prior written consent.

7.03 Form 8-K Filings. Seller, Acquiror, Parent and the Company shall cooperate in good faith with respect to the preparation of (a) a draft Form 8-K to be filed by Parent announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Transaction Form 8-K”) and (b) any other filings required to be filed by Acquiror with the Securities and Exchange Commission with respect to the Transaction following the Closing. Prior to Closing, Seller, Acquiror, Parent, and the Company will mutually agree upon the press release announcing the consummation of the Transactions (the “Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release. Prior to such filing, Acquiror shall share a draft of the Transaction 8-K disclosure related to the Transactions, and will accept reasonable comments of Seller to the Transaction Form 8-K timely received by Acquiror prior to filing; provided, that the reasonableness of such comments shall be determined in the sole discretion of counsel to Parent.

7.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, “Transfer Taxes”) will be borne fifty percent (50%) by Seller and fifty percent (50%) by Acquiror. The party primarily responsible under applicable Law for the filing of any Tax Return in respect of such Transfer Taxes shall be responsible for the timely preparation and filing of any such Tax Return. The parties shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns and mitigate any such Transfer Taxes.

(b) Tax Treatment. Acquiror, Seller and the Company intend that the Transaction shall be treated as an acquisition of all the stock of ICC and an acquisition of all the assets of the Company and its Subsidiaries, other than ICC, by Acquiror from Seller pursuant to Section 1001 of the Code. The parties hereto shall not take any position to the contrary except pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local, or non-U.S. Tax Law). The parties hereto shall not treat Seller as having made any payment to Acquiror for applicable Tax purposes in exchange for Acquiror assuming any liabilities under this Agreement or in respect of deferred revenue or prepaid amounts of Seller under the principles of James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964), and the Allocation Statement determined hereunder shall be prepared in a manner consistent with such treatment.

(c) Purchase Price Allocation. The parties hereto acknowledge and agree that the Purchase Price (including, for the avoidance of doubt, any Earn-out Payment if and when paid, and any other amounts properly treated as taxable sale consideration for income Tax purposes) (the “Tax Purchase Price”) shall be allocated for applicable income Tax purposes first to the stock of ICC in the amount of $400,000, with the balance allocated among the assets of the Company and its Subsidiaries, other than ICC, in the manner set forth on Exhibit 7.04(c) (the “Methodology”), which the parties agree has been prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Within sixty (60) days following the Closing Date, Acquiror shall prepare and deliver to Seller an allocation of the Tax Purchase Price among the stock of ICC and the assets of the Company and its Subsidiaries, other than ICC, for purposes of Section 1060 of the Code in accordance with the Methodology (the “Allocation Statement”). The Allocation Statement delivered by Acquiror to Seller shall be deemed final unless Seller shall have notified Acquiror in writing of any disagreement with such allocation within thirty (30) days after delivery thereof by Acquiror (an “Objection Notice”). In the event of such disagreement, Acquiror and Seller shall use reasonable efforts to reach agreement on an allocation. In the event that Acquiror and Seller do not reach an agreement as to an allocation within thirty (30) days after Seller’s delivery of an Objection Notice (or another time period mutually agreed upon by Acquiror and Seller), the parties will submit the disputed items to the Accounting Expert for resolution in a manner consistent with the Methodology and the principles set forth in Sections 3.05(c) and 3.05(d) (which shall apply mutatis mutandis, except that the parties shall take commercially reasonable efforts to require the Accounting Expert to resolve the dispute prior to the due date for filing any affected Tax Returns), and such determination will be binding on the parties. The fees and expenses of the Accounting Expert shall be allocated between the Seller and Acquiror in the manner set forth in Section 3.05(d). Any allocation finally agreed to by Acquiror and Seller, which is determined by such Accounting Expert, or which is deemed final pursuant to this Section 7.04(c) is the “Final Allocation.” Acquiror and Seller and their Affiliates shall file Tax Returns (including, but not limited to, I.R.S. Form 8594) in all respects consistently with the Final Allocation. Neither Acquiror nor Seller shall take any income Tax position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation, except to the extent required by a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or non-U.S. Tax Law). Until the Final Allocation has occurred, Acquiror and Seller shall be under no obligation to report any disputed items consistently for income Tax purposes and Acquiror and Seller shall provide one another with any I.R.S. Form 8594 as filed by such party. If any Governmental Authority challenges the Final Allocation, the Person receiving notice of the challenge shall promptly provide notice to the other parties hereto.

(d) Tax Cooperation. Acquiror, the Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including cooperating in directing the Company’s accounting firm with respect to such Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or any such audit, litigation or other proceeding and making employees (and other relevant personnel) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The party hereto requesting assistance pursuant to this Section 7.04(d) will reimburse the other party for any reasonable out-of-pocket costs associated therewith.

(e) Tax Sharing Agreements. All Tax Sharing Agreements involving any of the Company or its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(f) Tax Provisions Governing Tax Matters. To the extent of any conflict between the provisions of this Section 7.04 and the provisions of Article VIII, the provisions of this Section 7.04 shall govern with respect to Tax matters.

7.05 Tail Coverage. For a period of six (6) years following the date hereof, Acquiror shall cause the Company and each of its Subsidiaries to maintain tail coverage no less favorable (in terms of amount and scope) than the Tail Coverage in effect as of the date hereof and refrain from taking any act that would cause the Tail Coverage to cease to remain in full force and effect.

7.06 R&W Insurance. Acquiror shall obtain the R&W Policy to provide Acquiror with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties made by the Company contained herein. All R&W Policy Costs will be borne one hundred percent (100%) by Acquiror.

7.07 Management Options. At or promptly following the Closing, certain employees of the Company shall be granted options to purchase common stock of Parent, with an exercise price of $0.17 per share (the “Management Options”). The aggregate number of Management Options granted to such individuals shall be equal to One Million Dollars ($1,000,000), divided by the exercise price of $0.17, and the Management Options shall be granted pursuant to the terms and conditions of the Starco Brands, Inc. equity incentive plan then in effect. The Management Options shall be allocated among such individuals as determined by Acquiror.

7.08 Data Room. Within five Business Days after the Closing Date, Seller will provide Acquiror with an electronic copy of the contents of the electronic data room maintained by the Company and hosted by Datasite in connection with the transactions contemplated by this Agreement, as of the Closing Date and in a format determined by Seller.

7.09 Release.

(a) Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates and their respective Related Parties (excluding the Company), hereby irrevocably and unconditionally releases and forever discharges Acquiror, Parent, the Company, and each of their respective Related Parties (collectively, the “Acquiror Released Parties”) from any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, that Seller or any of their respective Affiliates has, had, or may have against any Acquiror Released Party arising out of or relating to any matter, cause or thing occurring at or prior to the Closing relating to the Company, the Business, or the transactions contemplated by this Agreement; provided, however, that this release shall not apply to (a) claims arising from Fraud, (b) claims arising under or to enforce any provision of this Agreement or any Ancillary Agreement, or (c) rights under Article VIII (Indemnification).

(b) Effective as of the Closing, each of Acquiror and Parent, on behalf of itself and each of its Affiliates (including, from and after the Closing, the Company) and their respective Related Parties, hereby irrevocably and unconditionally releases and forever discharges Seller and each of its Affiliates and their respective Related Parties (collectively, the “Seller Released Parties”) from any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses, actions and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, that Acquiror, Parent, or any of their respective Affiliates (including, from and after the Closing, the Company) has, had, or may have against any Seller Released Party arising out of or relating to any matter, cause or thing occurring at or prior to the Closing relating to the Company, the Business, or the transactions contemplated by this Agreement; provided, however, that this release shall not apply to (a) claims arising from Fraud, (b) claims arising under or to enforce any provision of this Agreement or any Ancillary Agreement, (c) rights under Article VIII (Indemnification), or (d) rights of Acquiror under the R&W Policy against the insurer(s) thereunder.

(c) Each of Acquiror, Parent, the Company and Seller acknowledges that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, and such party expressly agrees that their respective releases set forth in this Section 7.09 shall be and remain in effect notwithstanding the discovery or existence of any such additional or different claims or facts. For the purpose of implementing a full and complete release, each such party understands and agrees that the releases set forth in this Section 7.09 are intended to include all claims, if any, which such party may have and which such party does not now know or suspect to exist in its favor against the Seller Released Parties or Acquiror Released Parties (as applicable) and that such releases extinguish those claims. Accordingly, each such party (on behalf of itself and each of its Affiliates) expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7.10 Wrong Pockets; Books and Records.

(a) Promptly after or effective as of the Closing, Seller shall transfer to the Company Entities any books and records related to the Business or the Company Entities that are in the possession of the Seller or any of its Affiliates (including personnel files).

(b) Following the Closing Date, and subject to the other provisions of this Agreement:

(i) (A) if Seller identifies any books and records in respect of the Business that were not transferred to the Company Entities prior to the Closing, then Seller shall promptly notify Acquiror and, upon Acquiror’s request, Seller shall (and shall cause its Affiliates to) promptly transfer or cause the transfer of such books and records to the Company Entities as directed by Acquiror; and (B) if Seller or any of its Affiliates receives or identifies any mail, packages or other correspondence or communications, or receives or identifies any monies or checks or other funds or proceeds relating to the Company Entities or the Business, Seller shall promptly notify Acquiror thereof and remit such mail, packages, correspondence, communications, monies, receivables, funds or proceeds to the Company Entities; and

(ii) (A) if Acquiror or any Company Entity identifies any books, records, assets or properties in its possession that do not relate to the Business or the Company Entities and that belong to Seller or any of its Affiliates, then Acquiror shall promptly notify Seller and, upon Seller’s request, Acquiror shall (and shall cause the Company Entities to) promptly transfer or cause the transfer of such books, records, assets or properties to Seller as directed by Seller; and (B) if Acquiror or any Company Entity receives or identifies any mail, packages or other correspondence or communications, or receives or identifies any monies or checks or other funds or proceeds relating to Seller or any of its Affiliates (other than the Company Entities) or their respective businesses, properties or assets (other than those of the Company Entities), Acquiror shall promptly notify Seller thereof and remit such mail, packages, correspondence, communications, monies, receivables, funds or proceeds to Seller.

7.11 Confidentiality.

(a) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Entities or this Agreement (including the Purchase Price) or the transactions contemplated hereby or thereby, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of Seller or any of its Affiliates or Representatives. If Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the same shall promptly notify Acquiror in writing and shall disclose only that portion of such information which Seller or any of its Affiliates or Representatives, as the case may be, is advised by their counsel in writing is legally required to be disclosed, provided that Seller or any of its Affiliates or Representatives, as the case maybe, shall, upon request, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information at the sole cost and expense of Acquiror.

(b) Without limiting Section 9.11, Parent, Acquiror, the Company and Seller each hereby acknowledge and agree that a breach or threatened breach of this Section 7.11 by any party hereto would give rise to irreparable harm to the other party(ies), for which monetary damages would not be an adequate remedy, and hereby agree that in the event of any such breach or threatened breach, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Article VIII

INDEMNIFICATION

8.01 Survival. The representations and warranties of the Company and the Seller contained in this Agreement shall survive the Closing solely for purposes of claims under the R&W Policy, and shall not survive with respect to any direct claims for indemnification against Seller (other than claims based upon Fraud, which shall survive for the applicable statute of limitations). The representations and warranties of Acquiror and Parent contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date, solely for purposes of claims for indemnification by Seller under Section 8.03(a). All covenants and agreements of the parties contained in this Agreement will survive the Closing until the date by which such covenant or agreement is required to be performed and, if no term is specified, until the expiration of the statute of limitations applicable to the subject matter thereof. It is the express intent of the parties that, if an applicable survival period as contemplated by this Article VIII is shorter or longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be modified to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of indemnification under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding the foregoing, the parties agree that claims made under the R&W Policy are not subject to the survival limitations contained in this Section 8.01 solely for purposes of the R&W Policy.

8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller agrees unconditionally to indemnify and defend Acquiror, Parent and each of their Affiliates (including the Company) and their respective Representatives (collectively, the “Acquiror Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Acquiror Indemnitees based upon, arising out of, with respect to or by reason of (whether pursuant to a claim by a Seller Indemnitee directly or by a third party):

(a) any breach or failure to perform, comply with or observe any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement;

(b) Fraud of Seller;

(c) Indebtedness not included in the Closing Date Indebtedness Statement set forth on Exhibit 3.02(a) and paid at Closing; or

(d) Change of Control Payments and Company Transaction Expenses not included in the Closing Date Expense Statement set forth on Exhibit 3.02(b) and paid at Closing.

8.03 Indemnification By Acquiror. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Acquiror agrees unconditionally to indemnify and defend Seller and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (whether pursuant to a claim by a Seller Indemnitee directly or by a third party):

(a) any inaccuracy in or breach of any of the representations or warranties of Acquiror or Parent contained in this Agreement;

(b) any breach or failure to perform, comply with or observe any covenant, agreement or obligation to be performed by Acquiror or Parent pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of the Acquiror or Parent pursuant to this Agreement; or

(c) Fraud of Acquiror.

8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed one (1) times the total amount of the Purchase Price actually received by Seller (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply to Losses based upon, arising out of, with respect to or by reason of Fraud.

(b) For purposes of determining whether any inaccuracy or breach has occurred hereunder and calculating the Losses arising out of or related to such inaccuracy or breach, in each case, without giving effect to materiality, Seller Material Adverse Effect, Acquiror Material Adverse Effect, or any similar standard or qualification included therein (other than the representation and warranty set forth in Section 4.20(a), to which this Section 8.04(a) shall not apply).

(c) The R&W Policy shall be Acquiror’s sole source of recovery for any inaccuracy in or breach of any of the representations or warranties of the Company or the Seller contained in this Agreement, except in the case of Fraud; provided that nothing in this Section 8.04(c) shall limit any Acquiror Indemnitee’s right to seek Losses under any applicable provision of Section 8.02.

(d) The aggregate amount of all Losses for which Acquiror and Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap. Notwithstanding the foregoing, the Cap shall not apply to Losses based upon, arising out of, with respect to or by reason of Fraud.

(e) Seller agrees that it will not seek, nor will it be entitled to, reimbursement or contribution from, subrogation to, indemnification or right of advancement from the Acquiror or any Acquiror Indemnitee (including after the Closing, the Company or any of its Subsidiaries), under their Organizational Documents, this Agreement, applicable corporate legal requirements or other legal requirements or otherwise, in respect of any amounts due from Seller to any Loss claimed by an Acquiror Indemnitee under this Article VIII or otherwise in connection with this Agreement. Seller further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Company or any of its Subsidiaries in respect of amounts due by Seller to any Acquiror Indemnitee under this Article VIII or otherwise in connection with this Agreement. For the avoidance of doubt, the foregoing does not limit claims a Person may have against the Tail Coverage.

8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Notice of Claim. An Indemnified Party shall provide the Indemnifying Party, or the Seller if applicable, with written notice of any actual or potential Losses in respect of which indemnification may be sought under this Article VIII (a “Claim Notice”) promptly after the Indemnified Party becomes aware of such Losses. Such Claim Notice shall describe the actual or potential Losses, to the Indemnified Party’s knowledge, in reasonable detail based on the information then reasonably available, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party acknowledges that the Indemnified Party may have incomplete knowledge of an Action or the associated Losses or of the facts and circumstances underlying such Action or Losses at the time that a Claim Notice in connection therewith is delivered to the Indemnifying Party and that any Claim Notice provided hereunder may reflect such incomplete knowledge. Any information provided to the Indemnifying Party in connection with a Claim Notice is disclosed solely for purposes of making a claim for indemnification under this Agreement, and no information so disclosed shall be deemed to be an admission by any Indemnified Party to any third party of any manner whatsoever, including of any violation of Law or breach of any agreement. With respect to any documents or information that are protected by the attorney-client privilege, work product doctrine, or other privileges, the Indemnifying Party shall cooperate in good faith with the Indemnified Party to preserve the privileged status of any such document or information. Without limiting any of the foregoing cooperation obligations of the Indemnifying Party or Indemnified Party, nothing in this Agreement shall be construed to require the waiver of any Fifth Amendment or similar protection or require any action that could reasonably be expected to cause the loss of the attorney-client privilege, work-product doctrine, or other privileges as to any document, information, or communication. Any deficiency in the timeliness of the Claim Notice, or substance of the information or detail conveyed, shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party has been actually and materially prejudiced by the deficiency, and only to the extent of such prejudice, so long as any such Claim Notice is provided during the applicable survival period set forth in Section 8.01.

(b) Third-Party Claims. If any Claim Notice is in respect of any actual or potential Losses made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party, the Indemnifying Party shall have the right to participate in, or assume, the defense of such Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party consists of Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (A) involves a Governmental Authority, (B) involves criminal liability, (C) is asserted directly by or on behalf of a Person that is a material supplier, material customer or material vendor of Acquiror or the Company (post-Closing), or (D) seeks an injunction or other equitable relief against the Indemnified Party, and in such circumstances the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (X) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (Y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required; provided, however, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim. If, within the applicable twenty (20) day period, the Indemnifying Party (AA) elects not to compromise or defend such Third-Party Claim, (BB) fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or (CC) fails to diligently prosecute the defense of such Third-Party Claim, then in any case the Indemnified Party may, subject to Section 8.05(c), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) Direct Claims. If any Claim Notice is in respect of any actual or potential Losses by an Indemnified Party on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.07 Effect of Investigation. Solely for purposes of claims made against the R&W Policy, representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, and the Indemnified Party shall be deemed to have reasonably relied upon the representation, warranty or covenant notwithstanding such knowledge.

8.08 Setoff. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Acquiror has or may have, upon a final determination by a court of competent jurisdiction that Seller is required to make any payment or indemnification to Acquiror (or any of the Acquiror Indemnitees) pursuant to this Agreement, such payment or indemnification may be satisfied (at Acquiror’s sole election) by offsetting the amount of such payment or indemnification against any amounts payable by Acquiror or the Company Entities to any other parties hereunder. For the sake of clarity and the avoidance of doubt, any such setoff amount shall be retained by and for the account of Acquiror.

8.09 Exclusive Remedies. Subject to Sections 3.05, 7.04(c), and 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (but excluding the other Ancillary Agreements, which have the remedies specified therein), shall be pursuant to this Article VIII. Nothing in this Agreement shall limit any Person’s right (A) with respect to any claims made by Acquiror or Parent under the R&W Policy against the insurer thereunder, (B) to seek and obtain any injunctive or other equitable relief to which any Person shall be entitled (under this Agreement or otherwise) or (C) to seek any remedy on account of any party’s Fraud.

Article IX

MISCELLANEOUS

9.01 Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:

(a)	If to Acquiror, to:

Starco Brands, Inc.

250 26th Street, Suite 200

Santa Monica, CA 90402

Attention: Ross Sklar

Email: Ross@thestarcogroup.com

with a copy (which shall not constitute notice) to:

Sklar Kirsh LLP

1850 Sawtelle Blvd., Suite 300

Los Angeles, CA 90025

Attention: Scott Ehrlich; Jeff Sklar

Email: sehrlich@sklarkirsh.com; jsklar@sklarkirsh.com

(b)	If to the Company to:

Starco Brands, Inc.

250 26th Street, Suite 200

Santa Monica, CA 90402

Attention: Ross Sklar

Email: Ross@thestarcogroup.com

with a copy (which shall not constitute notice) to:

Sklar Kirsh LLP

1850 Sawtelle Blvd., Suite 300

Los Angeles, CA 90025

Attention: Scott Ehrlich; Jeff Sklar

Email: sehrlich@sklarkirsh.com; jsklar@sklarkirsh.com

(c)	If to Seller, to:

Custom Foods Holdings, LLC

c/o LBC Small Cap SBIC, L.P.

555 East Lancaster Avenue, Suite 450

Radnor, PA

Attention: Rocco Christino

Email: rchristino@cifc.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

511 Union Street, Suite 2700

Nashville, TN 37219

Attention: Joshua E. Porte

Email: josh.porte@hklaw.com

and:

Holland & Knight LLP

10 St. James Avenue, 11th Floor

Boston, MA 02116

Attention: Rebecca Waltuch

Email: rebecca.waltuch@hklaw.com

or to such other address or addresses as the parties may from time to time designate in writing.

9.02 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Schedules; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Acquiror, as applicable, in this Agreement.

9.03 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

9.04 Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except for as provided in Section 7.09, Article VIII, and as set forth in Section 9.14, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Acquiror may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Acquiror or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Acquiror or its Subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Acquiror in any form of transaction, which assignment shall not relieve Acquiror of its obligations hereunder.

9.05 Governing Law; Jurisdiction. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 10.02 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

9.06 Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.07 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

9.08 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.09 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter, including the Letter of Intent and the Non-Disclosure Agreement, which are hereby terminated and of no further force and effect. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.

9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.05, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.12 Amendments. This Agreement may be amended, modified or supplemented at any time only by the written agreement of Seller, Acquiror and Parent.

9.13 Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements, terms or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement, including the guaranty obligations of Parent), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Parent under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 9.14 are intended to be for the benefit of, and enforceable by the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 9.14. This Section 9.14 shall be binding on all successors and assigns of parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Acquiror, the Company, and Seller have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

STARCO BRANDS, INC.

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chief Executive Officer

ACQUIROR:

STARCO MANUFACTURING, LLC

By:	STARCO BRANDS, INC.
Its	Sole Member

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chief Executive Officer

COMPANY:

CUSTOM FOODS, LLC

By:	/s/ Paul Nelson
Name:	Paul Nelson
Title:	President

SELLER:

CUSTOM FOODS HOLDINGS, LLC

By:	/s/ Paul Nelson
Name:	Paul Nelson
Title:	President

[Signature Page to Membership Interest Purchase Agreement]